AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF MARCH 1, 2012

AMONG

FIRST COMMUNITY BANCSHARES, INC.

FIRST COMMUNITY BANK

AND

PEOPLES BANK OF VIRGINIA

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		1
1.01	Certain Definitions	1

ARTICLE II THE MERGER		8
2.01	The Merger	8
2.02	Effective Date and Effective Time; Closing.	10

ARTICLE III MERGER CONSIDERATION; EXCHANGE PROCEDURES		10
3.01	Conversion of Shares	10
3.02	Exchange Procedures.	11
3.03	Rights as Shareholders; Stock Transfers	12
3.04	No Fractional Shares	13
3.05	Dissenting Shares	13
3.06	Anti-Dilution Provisions	13
3.07	Withholding Rights	13
3.08	PBV Options	13

ARTICLE IV ACTIONS PENDING ACQUISITION		14
4.01	Forbearances of PBV	14
4.02	Forbearances of FCBI and FCB	17
4.03	Control of PBV’s Business	18

ARTICLE V REPRESENTATIONS AND WARRANTIES		18
5.01	Disclosure Schedules	18
5.02	Standard	18
5.03	Representations and Warranties of PBV	18
5.04	Representations and Warranties of FCBI and FCB	32

ARTICLE VI COVENANTS		37
6.01	Reasonable Best Efforts	37
6.02	Shareholder Approval.	37
6.03	Registration Statement.	38
6.04	Regulatory Filings.	40
6.05	Press Releases	40
6.06	Access; Information.	40
6.07	Acquisition Proposals.	42
6.08	Certain Policies	43
6.09	NASDAQ Listing	43
6.10	Indemnification	43
6.11	Benefit Plans	45
6.12	Notification of Certain Matters	46
6.13	Compliance with Law	46
6.14	Antitakeover Statutes	46
6.15	FCB Advisory Board	46

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TABLE OF CONTENTS (CON’T)

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		47
7.01	Conditions to Each Party’s Obligation to Effect the Merger	47
7.02	Conditions to Obligation of PBV	47
7.03	Conditions to Obligation of FCBI and FCB	48

ARTICLE VIII TERMINATION		50
8.01	Termination	50
8.02	Effect of Termination and Abandonment.	52

ARTICLE IX MISCELLANEOUS		53
9.01	Survival	53
9.02	Waiver; Amendment	54
9.03	Counterparts	54
9.04	Governing Law	54
9.05	Expenses	54
9.06	Notices	54
9.07	Entire Understanding; No Third Party Beneficiaries	55
9.08	Severability	55
9.09	Enforcement of the Agreement	55
9.10	Interpretation	56
9.11	Assignment	56

ANNEX A	Plan of Merger	A-1

ANNEX B	Form of Shareholders Agreement	B-1

ANNEX C	Form of Employment Agreement	C-1

ANNEX D	Form of Consulting Agreement	D-1

SCHEDULE I	List of Deposit Taking Offices of the Surviving Bank

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AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 1, 2012, among First Community Bancshares, Inc. (“FCBI”), First Community Bank (“FCB”) and Peoples Bank of Virginia (“PBV”).

RECITALS

A.           PBV. PBV is a Virginia-chartered commercial bank, having its principal place of business in Richmond, Virginia.

B.           FCBI. FCBI is a Nevada corporation, having its principal place of business in Bluefield, Virginia.

C.           FCB. FCB is a Virginia-chartered commercial bank, having its principal place of business in Bluefield, Virginia.

D.           Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

E.           Board Action. The respective Boards of Directors of each of FCBI, FCB and PBV have determined that it is in the best interests of their respective companies and their shareholders to consummate the Merger provided for herein.

F.           Shareholder Agreements. As a material inducement to FCBI to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex B hereto (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, to vote their shares of PBV Common Stock (as defined herein) in favor of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

Article I

CERTAIN DEFINITIONS

1.01         Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07(b).

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Articles of Merger” has the meaning set forth in Section 2.02(a).

“Average Closing Price” means the average of the last reported sale prices per share of FCBI Common Stock as reported on the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive full trading days immediately preceding the Determination Date, rounded to the nearest cent.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Virginia are authorized or obligated to close.

“Certificate” means any certificate, which immediately prior to the Effective Time, represented shares of PBV Common Stock.

“Change in Control Benefit” has the meaning set forth in Section 5.03(m)(viii).

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the recitals to this Agreement.

“Commissioner” means the Virginia Commissioner of Financial Institutions.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(c).

“Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).

“Determination Date” means the later of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit consummation of the Transactions is received and all statutory waiting periods in respect thereof shall have expired or (ii) the date on which the shareholders of PBV approve the Agreement.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” has the meaning set forth in Section 3.05.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

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“Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, authorization, opinion or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources; (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance; or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means: (i) an Equity Security; (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and (iii) any investment or transaction that in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means an exchange agent designated by FCBI.

“Exchange Ratio” has the meaning set forth in Section 3.01(b), subject to adjustment pursuant to Section 8.01(h).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FCB” has the meaning set forth in the preamble to this Agreement.

“FCB Articles” means the Articles of Incorporation of FCB.

“FCB Bylaws” means the Bylaws of FCB.

“FCB Common Stock” means the common stock of FCB.

“FCBI” has the meaning set forth in the preamble to this Agreement.

“FCBI Benefit Plans” has the meaning set forth in Section 6.11(a).

“FCBI Board” means the Board of Directors of FCBI.

“FCBI Common Stock” means the common stock, $1.00 par value per share, of FCBI.

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“FCBI Preferred Stock” means the preferred stock, $1.00 par value per share, of FCBI.

“FCBI Ratio” has the meaning set forth in Section 8.01(h).

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Atlanta.

“Final Index Price” has the meaning set forth in Section 8.01(h).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America, as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Gross-Up Payment” has the meaning set forth in Section 5.03(m)(viii).

“Hazardous Substance” means any substance that: (A) is listed, classified or regulated pursuant to any Environmental Law; (B) is any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation; (C) is any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law; or (D) causes or poses a threat to cause personal injury, property damage, diminution in value, contamination, danger, pollution, a nuisance, or a hazard to any property, the environment or to the health or safety of persons or property.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Index Group” has the meaning set forth in Section 8.01(h).

“Index Price” has the meaning set forth in Section 8.01(h).

“Index Ratio” has the meaning set forth in Section 8.01(h).

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Knowledge” means, with respect to either FCBI’s and FCB’s or PBV’s awareness of the presence or absence of a fact, event or condition, the knowledge of any executive officer of such party, and, in the case of any such executive officer, that knowledge that a reasonably prudent executive officer should have if such person duly performed his or her duties as an executive officer of such party.

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“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means, with respect to FCBI or PBV, any effect that, individually or in the aggregate, (i) is material and adverse to the financial condition, results of operations or business of FCBI and its Subsidiaries taken as a whole or PBV, as the case may be, or (ii) would materially impair the ability of any of FCBI and its Subsidiaries or PBV, as the case may be, to perform their or its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings banks and their holding companies generally, (c) changes in general economic conditions affecting banks, savings banks and their holding companies generally, (d) the announcement or pendency of the transactions contemplated by this Agreement, (e) any outbreak or escalation of hostilities or war (whether or not declared) or any acts of war or terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, and (f) with respect to PBV, the effects of any action or omission taken with the prior consent of FCBI or as otherwise required by the Agreement, provided that the effect of such changes described in clauses (a) – (e) shall not be excluded as a Material Adverse Effect to the extent of a materially disproportionate impact, if any, they have on FCBI and its Subsidiaries as a whole on the one hand or PBV on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the sum of (A) the number of whole shares of FCBI Common Stock, and (B) cash in lieu of any fractional share interest, into which shares of PBV Common Stock shall be converted and (C) the cash received on conversion of PBV Common Stock, all pursuant to the provisions of Article III.

“NASDAQ” means the NASDAQ Global Select Market or such other securities exchange on which the FCBI Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Option Ratio” has the meaning set forth in Section 3.08.

“OREO” means other real estate owned.

“PBGC” means the Pension Benefit Guaranty Corporation.

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“PBV” has the meaning set forth in the preamble to this Agreement.

“PBV Articles” means the Articles of Incorporation of PBV.

“PBV Board” means the Board of Directors of PBV.

“PBV Bylaws” means the Bylaws of PBV.

“PBV Common Stock” means the common stock, $5.00 par value per share, of PBV.

“PBV Financial Statements” shall mean (i) the balance sheets (including related notes and schedules, if any) of PBV as of December 31, 2011, 2010, and 2009 and the statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of PBV for each of the three (3) years ended December 31, 2011, 2010, and 2009, and (ii) the balance sheets of PBV (including related notes and schedules, if any) and the statements of operations income, stockholders’ equity and cash flows (including related notes and schedules, if any) of PBV with respect to the quarterly period ending subsequent to December 31, 2011, but prior to the Effective Date.

“PBV Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes PBV or any predecessor of or any successor to PBV (or to another such predecessor or successor) and any other related companies, limited liability partnerships and limited liability corporations.

“PBV Loan Property” has the meaning set forth in Section 5.03(o).

“PBV Meeting” has the meaning set forth in Section 6.02(a).

“PBV Options” means the options to acquire PBV Common Stock.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Per Share Merger Consideration” has the meaning set forth in Section 3.01(b).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Plan of Merger” has the meaning set forth in Section 2.01(a).

“Previously Disclosed” a party shall mean, with respect to PBV, any information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used, or with respect to FCBI or FCB, any information contained in any of FCBI’s Securities Documents.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

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“Release” means any spilling, leaking, pumping, pouring, emptying, injecting, emitting, discharging, depositing, escaping, leaching, migration, filtration, pouring, seepage, disposal, dumping, or other releasing into the indoor or outdoor environment whether intentional or unintentional, including, without limitation, the movement of Hazardous Substances in, on, under, or through the environment (including, without limitation, the intentional or unintentional abandonment or discarding of any products, materials, barrels, containers or other receptacles containing any Hazardous Substance

“Representatives” has the meaning set forth in Section 6.07(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments that obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sandler O’Neill” has the meaning set forth in Section 5.04(i).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and executive officer of PBV.

“Starting Date” has the meaning set forth in Section 8.01(h).

“Starting Price” has the meaning set forth in Section 8.01(h).

“Strike Price” means the exercise price of a stock option set forth in any unexercised PBV Option Agreement.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.07(c).

“Surviving Bank” has the meaning set forth in Section 2.01(a).

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

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“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger and any other transaction contemplated by this Agreement.

“VSCA” has the meaning set forth in Section 2.01(a).

Article II

THE MERGER

2.01         The Merger.

(a)          The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, PBV shall merge with and into FCB (the “Merger”) pursuant to the Plan of Merger, attached hereto as Annex A (the “Plan of Merger”), in accordance with the provisions of the Virginia Stock Corporation Act (the “VSCA”), and the separate corporate existence of PBV shall cease and FCB shall survive and continue to exist as a Virginia state chartered bank under the applicable laws of the Commonwealth of Virginia (FCB, as the surviving bank in the Merger, sometimes being referred to herein as the “Surviving Bank”). Subject to the prior written consent of PBV, which consent shall not be unreasonably withheld, FCB may at any time prior to the Effective Time change the method of effecting the combination with PBV (including, without limitation, the provisions of Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) result in any changes in the amount or type of the consideration that the holders of shares of PBV Common Stock or PBV Options are entitled to receive under this Agreement, (ii) materially impede or delay consummation of the Merger, (iii) impose any less favorable terms or conditions on PBV, (iv) cause the approval of the shareholders of FCBI to be required as a condition to the Merger, or (v) adversely affect the tax treatment of PBV’s shareholders as a result of receiving the Merger Consideration; and, provided, further, that FCB shall provide PBV prior written notice of such change and the reasons therefor. Such notice shall be in the form of a proposed amendment to this Agreement or an Amended and Restated Agreement and Plan of Reorganization, and shall be accompanied by such other exhibits hereto as are reasonably necessary or appropriate to effect such change.

(b)          Name. The name of the Surviving Bank shall be “First Community Bank.” The main office of the Surviving Bank shall be the main office of FCB immediately prior to the Effective Time. All branch offices of PBV and the Surviving Bank that were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices that may be authorized by the Commissioner or the FRB after the date hereof. Schedule I hereto contains a list of each of the deposit taking offices of PBV and FCB that shall be operated by the Surviving Bank, subject to the opening or closing of any offices that may be authorized by the Commissioner or the FRB after the date hereof.

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(c)          Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the FCB Articles and the FCB Bylaws as in effect immediately prior to the Merger.

(d)          Directors and Executive Officers. The directors of FCB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the FCB Articles and FCB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Immediately prior to the Effective Time, FCB shall take all action necessary to appoint one (1) individual who was a director of PBV on the date hereof and who is chosen by FCB after consultation with PBV to the board of directors of the Surviving Bank, to be effective as soon as reasonably practicable following the Effective Time and continue for not less than three (3) years. The officers of FCB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the FCB Articles and the FCB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

(e)          Authorized Capital Stock. Each share of FCB common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding. At the Effective Time, each share of PBV Common Stock issued and outstanding prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled, and each Certificate previously representing any such shares of PBV Common Stock shall (except for Dissenting Shares) thereafter represent only the right to receive the Per Share Merger Consideration in accordance with Article III of this Agreement.

(f)          Effect of the Merger. At the Effective Time, the Merger will have the effect set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of PBV shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of PBV shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank and each Certificate previously representing shares of PBV Common Stock shall (except for Dissenting Shares) thereafter represent only the right to receive the Per Share Merger Consideration in accordance with Article III of this Agreement.

(g)          Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of PBV acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, PBV and its proper officers and directors, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney, coupled with an interest, to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Surviving Bank or otherwise to take any and all such action.

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2.02         Effective Date and Effective Time; Closing.

(a)          Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Merger shall become effective on the date and at the time shown on the articles of merger relating to the Merger (“Articles of Merger”), containing the Plan of Merger, required to be filed with the Virginia State Corporation Commission pursuant to Section 13.1-720 of the VSCA. The Effective Time shall be on (i) a date selected by FCB after such satisfaction or waiver that is no later than the later of (A) five (5) Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver or (ii) such other date to which the parties may mutually agree in writing. The parties will use their reasonable best efforts to cause the Effective Time to occur on or before June 30, 2012 or as soon thereafter as practicable. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

(b)          A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the offices of FCB, 29 College Drive, Bluefield, Virginia 24605, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to FCB and PBV the certificates and other documents required to be delivered under Article VII hereof.

Article III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.01         Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of PBV Common Stock:

(a)          FCBI and FCB Common Stock. Each share of FCBI Common Stock and FCB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)          PBV Common Stock. Subject to Sections 3.04, 3.05, 3.06 and 8.01(h), in consideration of the Merger, each share of PBV Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, solely the right to receive one and seven one hundredths (1.07) shares of FCBI Common Stock (the “Exchange Ratio”) and a cash sum of Six and 08/100 Dollars ($6.08) (collectively, the “Per Share Merger Consideration”).

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3.02         Exchange Procedures.

(a)          Mailing of Transmittal Material. Provided that PBV has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date, mail or make available to each holder of record of a Certificate or Certificates a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of PBV Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(b) hereof, deliverable in respect thereof pursuant to this Agreement. A letter of transmittal will be properly completed only if accompanied by Certificates representing all shares of PBV Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

(b)          FCBI Deliveries. At the Effective Time, for the benefit of the holders of Certificates, FCBI shall deliver to the Exchange Agent (i) a statement of the number of book-entry shares of FCBI Common Stock issuable and in exchange for Certificates representing outstanding shares of PBV Common Stock and (ii) the aggregate amount of the cash portion of the Merger Consideration to be delivered to holders of PBV Common Stock and the amount of cash to be delivered in lieu of any fractional shares and pursuant to Section 3.01(b). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FCBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)          Exchange Agent Deliveries. Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of a book-entry representing the number of whole shares of FCBI Common Stock converted from PBV Common Stock pursuant to the Exchange Ratio; an amount of cash equal to Six and 08/100 Dollars ($6.08) per share of PBV Common Stock held; and the amount required to be paid in exchange for any fractional shares of FCBI Common Stock to which a holder would otherwise be entitled for the PBV Common Stock previously represented by such Certificate or Certificates. Certificates surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to FCBI Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate, which prior to the Effective Time represented PBV Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein, shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of book-entry shares of FCBI Common Stock into which such PBV Common Stock shall have been converted, as well as the right to receive the corresponding cash portion of the Per Share Merger Consideration. No dividends that have been declared will be remitted to any person entitled to receive shares of FCBI Common Stock until such Person surrenders the Certificate or Certificates representing PBV Common Stock, at which time such dividends shall be remitted to such Person, without interest.

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(d)          Lost or Destroyed Certificates; Recordation of FCBI Common Stock in New Names. The Exchange Agent and FCBI, as the case may be, shall not be obligated to make a book-entry representing shares of FCBI Common Stock to which a holder of PBV Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of PBV Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by FCBI. If any book-entries evidencing shares of FCBI Common Stock are to be made in a name other than that in which the Certificate evidencing PBV Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of a book-entry for shares of FCBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e)          Unclaimed Merger Consideration. Any portion of the shares of FCBI Common Stock and cash delivered to the Exchange Agent by FCBI pursuant to Section 3.02(b) that remains unclaimed by the shareholders of PBV for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to FCBI. Any shareholders of PBV who have not theretofore complied with Section 3.02(c) shall thereafter look only to FCBI for the consideration deliverable in respect of each share of PBV Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of PBV Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FCBI Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of FCBI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. FCBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of PBV to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, FCBI and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03         Rights as Shareholders; Stock Transfers. At the Effective Time, holders of PBV Common Stock shall cease to be, and shall have no rights as, shareholders of PBV other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of PBV or the Surviving Bank of shares of PBV Common Stock.

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3.04         No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of FCBI Common Stock shall be issued in the Merger. Each holder of PBV Common Stock who otherwise would have been entitled to a fraction of a share of FCBI Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by Thirteen and 25/100 Dollars ($13.25), rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05         Dissenting Shares. Each outstanding share of PBV Common Stock the holder of which has perfected his, her or its appraisal rights under the VSCA and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Per Share Merger Consideration, and the holder thereof shall be entitled only to the right to receive the fair value of such outstanding share in cash as set forth in the VSCA. PBV shall give FCBI prompt notice upon receipt by PBV of any such written demands for payment of the fair value of such shares of PBV Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the VSCA. Any payments made in respect of Dissenting Shares shall be made by FCBI. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost his, her or its appraisal rights under the VSCA, the Dissenting Shares held by such holder shall be converted into a right to receive the Per Share Merger Consideration in accordance with the applicable provisions of this Agreement.

3.06         Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of FCBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, reorganization, stock split, reverse stock split, split-up, combination, exchange of shares or readjustment, or similar transaction with respect to FCBI Common Stock, or a stock dividend thereon shall be declared with a record date or ex dividend or distribution date within such period, the Exchange Ratio shall be adjusted accordingly.

3.07         Withholding Rights. FCBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of PBV Common Stock such amounts as FCBI is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of PBV Common Stock in respect of which such deduction and withholding was made by FCBI.

3.08         PBV Options. At the Effective Time, each PBV Option that is then outstanding and unexercised shall cease to represent a right to acquire shares of PBV Common Stock and shall be exchanged for a cash amount equal to the number of shares of PBV Common Stock subject to such PBV Option immediately prior to the Effective Time multiplied by the difference of Twenty and 26/100 Dollars ($20.26) (the “Option Ratio”) and the per share exercise price, subject to any adjustment contemplated by Section 8.01(h). Notwithstanding anything in the preceding sentence, each PBV Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the PBV Option within the meaning of Section 424(h) of the Code. FCBI and PBV agree to take all necessary steps to the effect the foregoing provisions of this Section 3.08.

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Article IV

ACTIONS PENDING ACQUISITION

4.01         Forbearances of PBV. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of FCBI, PBV will not:

(a)          Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and FCBI the goodwill of the customers of PBV and others with whom business relations exist.

(b)          Capital Stock. Other than Rights set forth on Schedule 4.01(b) of PBV’s Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

(c)          Dividends; Etc. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of PBV Common Stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of PBV Common Stock.

(d)          Compensation, Employment Agreements, Etc. Subject to Sections 6.11(f) and (g), enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of PBV or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or as set forth on Schedule 4.01(d) of PBV’s Disclosure Schedule.

(e)          Hiring. Hire any person as an employee of PBV or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of PBV’s Disclosure Schedule and (ii) persons hired to fill any employee or non-executive officer vacancies arising after the date hereof and whose employment is terminable at the will of PBV and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof.

(f)          Benefit Plans. Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of PBV’s Disclosure Schedule or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of PBV or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

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(g)          Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for (i) OREO that is sold in the ordinary course of business consistent with past practices; (ii) transactions set forth in Schedule 4.01(g) of PBV’s Disclosure Schedule; or (iii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed Ten Thousand and 00/100 Dollars ($10,000.00) individually or Twenty Five Thousand and 00/100 Dollars ($25,000.00) in the aggregate.

(h)          Acquisitions. Acquire all or any portion of the assets, business, securities, deposits or properties of any other Person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) acquisitions of securities as permitted by Section 4.01(r); (ii) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith; and (iii) such acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed Ten Thousand and 00/100 Dollars ($10,000.00) individually or Twenty Five Thousand and 00/100 Dollars ($25,000.00) in the aggregate.

(i)          Capital Expenditures. Except as set forth on Schedule 4.01(i) of PBV’s Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding Ten Thousand and 00/100 Dollars ($10,000.00) individually or Twenty Five Thousand and 00/100 Dollars ($25,000.00) in the aggregate.

(j)          Governing Documents. Amend the PBV Articles or the PBV Bylaws.

(k)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)          Contracts. Except as otherwise permitted under this Section 4.01, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)          Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which PBV is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by PBV of an amount that exceeds Twenty Thousand and 00/100 Dollars ($20,000.00) and/or would impose any material restriction on the business of PBV or create precedent for claims that are reasonably likely to be material to PBV.

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(n)          Banking Operations. Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)          Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, FCBI prior to the date hereof).

(p)          Derivatives Contracts. Enter into or settle any Derivatives Contract.

(q)          Indebtedness. Incur any indebtedness for borrowed money; or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)          Investment Securities. (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less or (ii) dispose of any debt security or Equity Investment.

(s)          Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”) other than Loans made or acquired in the ordinary course of business consistent with past practice and that have (w) in the case of unsecured loans made to any one (1) borrower that are originated in compliance with PBV’s internal loan policies, a principal balance not in excess of Twenty Five Thousand and 00/100 Dollars ($25,000.00) in total, which is understood to include any current outstanding principal balance to any such borrower, (x) in the case of loans secured other than by real estate that are originated in compliance with PBV’s internal loan policies, a principal balance not in excess of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) in total, which is understood to include any current outstanding principal balance to any such borrower, (y) in the case of loans secured by cash flow producing commercial real estate and any conforming residential real estate made to any one (1) borrower that are originated in compliance with PBV’s internal loan policies, a principal balance not in excess of Five Hundred Thousand and 00/100 Dollars ($500,000.00) in total, which is understood to include any current outstanding principal balance to any such borrower, and (z) in the case of loans secured by non-cash flow producing commercial real estate made to any one (1) borrower that are originated in compliance with PBV’s internal loan policies, a principal balance not in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that FCBI’s prior written consent is required pursuant to clause (i) above, FCBI shall use its reasonable best effort to provide such consent within one (1) Business Day of any request by PBV.

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(t)          Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)          Tax Elections. Make or change any material Tax election, settle or compromise any material Tax liability of PBV, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of PBV, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes or file any amended Tax Return.

(v)         Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than FCBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)          Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

(x)          Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02         Forbearances of FCBI and FCB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of PBV, FCBI and FCB will not, and will cause each of its Subsidiaries not to:

(a)          Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

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(b)          Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing

4.03         Control of PBV’s Business. Prior to the Effective Time, nothing contained in this Agreement shall give FCBI or FCB, directly or indirectly, the right to control or direct the operations of PBV. Prior to the Effective Time, PBV shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Article V

REPRESENTATIONS AND WARRANTIES

5.01         Disclosure Schedules. On or prior to the date hereof, PBV has delivered to FCBI a schedule (its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one (1) or more representations or warranties contained in Section 5.03 or 5.04 or to one (1) or more of its covenants contained in Article IV or Article VI; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02         Standard. No representation or warranty of PBV, FCBI or FCB contained in Sections 5.03 or 5.04, respectively, shall be deemed to be untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance, unless such fact, event or circumstance, individually, or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on such party, other than the representations and warranties set forth in Sections 5.03(b), 5.03(g)(iv)(C), 5.03(m)(vi) and 5.03(m)(viii) for PBV and Section 5.04(g)(ii)(C) for FCBI and FCB, which shall be true in all respects.

5.03         Representations and Warranties of PBV. Subject to Sections 5.01 and 5.02, PBV hereby represents and warrants to FCBI:

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(a)          Organization, Standing and Authority. PBV is duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. PBV is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. PBV has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the PBV Articles and PBV Bylaws that have previously been made available to FCB are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of PBV previously made available to FCB contain true, complete and correct records in all respects of all meetings and other corporate actions held or taken of its shareholders and Board of Directors (including committees thereof) through the date hereof.

(b)          PBV Capital Stock. The authorized capital stock of PBV consists solely of fifteen million (15,000,000) shares of PBV Common Stock, of which two million sixteen thousand and twelve (2,016,012) shares are issued and outstanding as of the date hereof, and two million (2,000,000) shares of PBV preferred stock, none of which are issued and outstanding as of the date hereof. The outstanding shares of PBV Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of PBV Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of PBV’s Disclosure Schedule sets forth for each PBV Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of PBV Common Stock subject to each option, the number of shares of PBV Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of PBV Common Stock reserved for issuance, PBV does not have any Rights issued or outstanding with respect to PBV Common Stock and PBV does not have any commitment to authorize, issue or sell any PBV Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of PBV may vote are outstanding.

(c)          Deposit Insurance. The deposit accounts of PBV are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and PBV has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d)          Corporate Power. PBV has the corporate power and authority to carry on its business as it is now being conducted, to own all its properties and assets and to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the Transaction, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of PBV’s shareholders of this Agreement, the Plan of Merger and the consummation of the Transaction.

(e)          Corporate Authority. Subject to the approval of this Agreement and the Plan of Merger by the holders of the outstanding PBV Common Stock, this Agreement, the Plan of Merger and the Transaction have been authorized by all necessary corporate action of PBV and the PBV Board on or prior to the date hereof and, subject to Section 6.02(b) of this Agreement, the PBV Board shall recommend that shareholders of PBV approve this Agreement and the Plan of Merger and shall direct that the Agreement and the Plan of Merger be submitted for consideration by PBV’s shareholders at the PBV Meeting. PBV has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FCB and FCBI, this Agreement is a valid and legally binding obligation of PBV, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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(f)          Regulatory Approvals; No Defaults.

(i)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PBV in connection with the execution, delivery or performance by PBV of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the Commissioner and other Governmental Authorities, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of PBV Common Stock and the issuance of FCBI Common Stock in the Merger, (C) the filing of Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia pursuant to the VSCA with respect to the Merger and the issuance of a certificate of merger in connection therewith, and (D) the approval of this Agreement and the Plan of Merger by the holders of the required number of outstanding shares of PBV Common Stock. As of the date hereof, PBV is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)         Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by PBV and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of PBV or to which PBV or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the PBV Articles or PBV Bylaws, or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)          Financial Statements; Undisclosed Liabilities.

(i)          PBV has previously delivered or made available to FCBI and FCB accurate and complete copies of the PBV Financial Statements which, in the case of the balance sheets of PBV as of December 31, 2011, 2010 and 2009 and the statements of operations, stockholders’ equity and cash flows for each of the years ended December 31, 2011, 2010 and 2009, are accompanied by the audit report of Yount, Hyde & Barbour, P.C. The PBV Financial Statements fairly present or will fairly present, as the case may be, the financial condition of PBV as of the respective dates set forth therein, and the results of operations, changes in stockholders’ equity and cash flows of PBV for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP, except in each case as may be noted therein.

(ii)         The PBV Financial Statements have been or will be, as the case may be, prepared in accordance with GAAP, except as stated therein. The audits of PBV have been conducted in accordance with generally accepted auditing standards of the United States of America.

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(iii)        Since December 31, 2011, PBV has not incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

(iv)        Since December 31, 2011, (A) PBV has conducted its businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) PBV has not taken nor permitted any of the actions set forth in Section 4.01 hereof between December 31, 2011 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PBV.

(v)         Except for mortgage loans and participations PBV has entered into the ordinary course of business, no agreement pursuant to which any Loans or other assets have been or shall be sold by PBV entitles the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by PBV, to cause PBV to repurchase such Loans or other assets or the buyer to pursue any other form of recourse against PBV. Since December 31, 2011, no cash, stock or other dividend or any other distribution with respect to the capital stock of PBV has been declared, set aside or paid. In addition, no shares of capital stock of PBV have been purchased, redeemed or otherwise acquired, directly or indirectly, by PBV since December 31, 2011, and no agreements have been made to do the foregoing.

(vi)        PBV maintains a system of internal accounting controls sufficient to provide reasonable assurances that all material information concerning PBV is made known on a timely basis to permit the preparation of the PBV Financial Statements and any public disclosure documents relating to PBV.

(h)          Legal Proceedings. No litigation, arbitration, claim or other proceeding before any Governmental Authority is pending against PBV and, to PBV’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and, to PBV’s Knowledge, there are no facts that could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither PBV nor any of its properties is a party to or subject to any order, judgment, decree or regulatory restriction.

(i)          Regulatory Matters.

(i)          PBV has duly filed with the appropriate Governmental Authorities in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and PBV has previously delivered or made available to FCBI and FCB accurate and complete copies of all such reports. In connection with the most recent examination of PBV by the appropriate Governmental Authorities, PBV was not required to correct or change any action, procedure or proceeding that, to PBV’s Knowledge, has not been now corrected or changed. To the Knowledge of PBV, since its last regulatory examination of Community Reinvestment Act compliance, PBV has not received any complaints as to Community Reinvestment Act compliance.

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(ii)         Neither PBV nor any of its properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor, since December 31, 2011 has PBV adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. PBV has paid all assessments made or imposed by any Governmental Authority.

(iii)        PBV has not been advised by nor, to PBV’s Knowledge, are there any facts that could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)           Compliance With Laws. PBV:

(i)          is and at all times since December 31, 2005 has been in compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of PBV related to customer data, privacy and security;

(ii)         has and at all times since December 31, 2005 has had all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to PBV’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)        has received no notification or communication from any Governmental Authority (A) asserting that PBV is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PBV’s Knowledge, do any grounds for any of the foregoing exist).

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(k)          Material Contracts; Defaults.

(i)          Set forth in Section 5.03(k)(i) of PBV’s Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that PBV is a party to, bound by or subject to (collectively, “Material Contracts”), (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of PBV to indemnification from PBV, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than Twenty Thousand and 00/100 Dollars ($20,000.00) per annum, (E) which is with or to a labor union or guild (including any collective bargaining agreement), (F) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (G) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of PBV, (H) which involves the purchase or sale of assets with a purchase price of One Hundred Thousand and 00/100 Dollars ($100,000.00) or more in any single case or Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (I) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involve the payment of Twenty Thousand and 00/100 Dollars ($20,000.00) or more in annual fees, (J) which provides for the payment by PBV of payments upon a change of control thereof, (K) which is a lease for any real or material personal property owned or presently used by PBV, (L) which materially restricts the conduct of any business by PBV or limits the freedom of PBV to engage in any line of business in any geographic area (or would so restrict the Surviving Bank or any of its affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires PBV to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (M) which is with respect to, or otherwise commits PBV to do, any of the foregoing.

(ii)         Each Material Contract is valid and binding on PBV and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of PBV, is valid and binding on the other parties thereto. PBV is not, and to the Knowledge of PBV, no other party thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by PBV is currently outstanding.

(iii)        Section 5.03(k)(iii) of PBV’s Disclosure Schedule sets forth a schedule of all officers and directors of PBV who have outstanding loans from PBV, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l)          No Brokers. Except for an agreement with Davenport & Company LLC, no action has been taken by PBV that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

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(m)         Employee Benefit Plans.

(i)          All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of PBV (the “Employees”) and current or former directors or independent contractors of PBV including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and severance, employment, change in control, fringe benefit, deferred compensation, split dollar, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or other arrangements (the “Benefit Plans”), are set forth in Section 5.03(m)(i) of PBV’s Disclosure Schedule. PBV does not maintain, and never has maintained, (i) any tax-qualified defined benefit pension plan subject to Title IV of ERISA or (ii) any Benefit Plans covering foreign Employees. True and complete copies of the following have been provided or made available to FCBI and FCB: (A) all Benefit Plan documents including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the two most recent annual reports (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103 of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code or, if applicable, prototype opinion or advisory letter issued to the plan document provider of the plan or prototype or volume submitter plan document; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan; (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan; (H) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (I) any Form 5310 or Form 5330 filed with the IRS; and (J) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(ii)         Each Benefit Plan has been established, operated and administered to date in all respects in accordance with the applicable provisions of ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, any regulations or rules promulgated thereunder, and any other applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained, and all filings, disclosures and notices required by applicable law with respect to each Benefit Plan have been timely made. Each Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS (including a determination that the related trust under such Benefit Plan is exempt from tax under Section 501(a) of the Code) or, if PBV uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, is entitled to rely upon the IRS opinion or advisory letter issued to the sponsors of the prototype or volume submitter plan documents, and to PBV’s Knowledge, there are no circumstances that could adversely affect such qualification or that are likely to result in revocation of any such favorable determination, opinion or advisory letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. PBV has not received any correspondence or written or verbal notice from the PBGC, the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no pending or, to PBV’s Knowledge, threatened legal action, suit or claim relating to the Benefit Plans other than routine claims for benefits. PBV has not engaged in a transaction, or omitted to take any action, with respect to any Benefit Plan or Pension Plan that could subject PBV to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. PBV has not engaged in a transaction, or omitted to take any action, with respect to any Benefit Plan or Pension Plan that could subject PBV to claims of a breach of fiduciary duty under ERISA or applicable laws. Each Benefit Plan required to be registered or approved by a Governmental Authority has been registered with, or approved by, such Governmental Authority and has been maintained in accordance with such registration or approval requirements. There are no matters pending before the PBGC, the IRS, DOL or other Governmental Authority with respect to any Benefit Plan. Since December 31, 2005, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

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(iii)        There has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.

(iv)        All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected in the PBV Financial Statements. There are no written personnel policies or employee handbooks applicable to employees of PBV other than those set forth on Section 5.03(m)(i) of PBV’s Disclosure Schedule. Complete and correct copies of such written personnel policies and employee handbooks have heretofore been delivered to FCBI.

(v)         Except as provided in Section 5.03(m)(v) of PBV’s Disclosure Schedule, PBV has no obligations for retiree health and life benefits or other retiree death benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. PBV may amend or terminate any such Benefit Plan in accordance with and to the extent permitted by their terms at any time without incurring any liability thereunder, and, except as provided in Section 5.03(m)(v) of PBV’s Disclosure Schedule, there has been no communication to Employees by PBV that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis. No event or condition exists with respect to a Benefit Plan that could subject PBV to a material tax under Section 4980B of the Code. Except as provided in Section 5.03(m)(v) of PBV’s Disclosure Schedule, with respect to any Benefit Plan that provides medical, health, life insurance or other, similar benefits, (i) no such Benefit Plan provides benefits beyond termination of employment or retirement other than coverage mandated by statute, and (ii) claims under each such Benefit Plan (1) are subject to contracts of insurance or (2) are subject to contracts with one (1) or more health maintenance organizations, in the case of each of (1) and (2) pursuant to which one (1) or more entities other than PBV bear the liability for such claims.

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(vi)        Except as provided in Section 5.03(m)(vi) of PBV’s Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or the Plan of Merger or consummation of the Transaction, either alone or in connection with a subsequent event, will, directly or indirectly, (A) entitle any Employees or any current or former director or independent contractor of PBV to any payment or any increase in any payment upon any termination of employment, whether before or after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in the triggering or imposition of any restrictions or limitations on the right of FCB or FCBI to cause any such Benefit Plan to be amended or terminated (or result in any adverse consequences for doing so), (D) result in any breach or violation of, or a default under, any of the Benefit Plans, (E) result in any payment that would be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future or (F) result in any payment or portion of any payment that would not be deductible by PBV, FCB or FCBI under Section 162(m) of the Code when paid.

(vii)       All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax and other filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid. No issues have been raised by relevant taxing, labor or securities authorities in connection with any of the filings made, nor has a request for audit or review of any such filings been received or, to PBV’s Knowledge, is any such request pending.

(viii)      Section 5.03(m)(viii) of PBV’s Disclosure Schedule sets forth the following: (A) the maximum amount of all payments and benefits to which each individual set forth on such Disclosure Schedule is entitled to receive, pursuant to all employment, salary continuation, bonus, split dollar, change in control and all other agreements, plans (including any severance plans) and arrangements, in connection with a termination of employment before or following, or otherwise in connection with or contingent upon, the transactions contemplated under this Agreement (each such total amount in respect of each such individual, the “Change in Control Benefit”), other than the payment any such individual shall otherwise be entitled to receive as a gross up payment in respect of any excise tax imposed on the individual pursuant to Section 4999 of the Code as calculated pursuant to the applicable agreement (each such payment, a “Gross-Up Payment”); (B) the amount of any Gross-Up Payment payable to each such individual; and (C) the maximum aggregate amount of all Change in Control Benefits and Gross-Up Payments.

(ix)         No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

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(x)          PBV has not made any agreement, taken any action or omitted to take any action, with respect to or as part of any Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject PBV or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to PBV under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code. As a result, directly or indirectly, of the Transaction (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), PBV will not be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to PBV under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(n)          Labor Matters. PBV is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is PBV the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel PBV to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving PBV pending or, to PBV’s Knowledge, threatened, nor, to PBV’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. PBV has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law.

(o)          Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations, remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on PBV of any liability or obligation arising under any Environmental Laws pending or, to the Knowledge of PBV, threatened against PBV. To the Knowledge of PBV, there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation on PBV. PBV is and has been in compliance in all respects with applicable Environmental Laws. To PBV’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by PBV, or any property in which PBV has held a security interest, Lien or a fiduciary or management role (“PBV Loan Property”), has been contaminated with, or has had any Release of, any Hazardous Substance. PBV could not be deemed the owner or operator of, and has not participated in the management regarding Hazardous Substances of, any PBV Loan Property that has been contaminated with, or has had any Release of, any Hazardous Substance. PBV does not have any liability for any Hazardous Substance Release, disposal or contamination on any third party property. PBV does not or, to PBV’s Knowledge, no Person whose liability PBV has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law. PBV is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law. Except as set forth in Section 5.03(o) of PBV’s Disclosure Schedule, to PBV’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning or automotive services) involving PBV, any currently or formerly owned or operated property, any PBV Loan Property, or, to PBV’s Knowledge, any Person whose liability PBV has assumed whether contractually or by operation of law, that could reasonably be expected to result in any obligation, claims, liability or investigations against PBV, result in any restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any PBV Loan Property. Set forth in Section 5.03(o) of PBV’s Disclosure Schedule are true and correct copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to PBV and any currently or formerly owned or operated property.

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(p)          Tax Matters.

(i)          (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within that to file which have not expired) by or with respect to the PBV Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full and all other Taxes that are imposed on any member of the PBV Group and that have due dates on or before the Effective Date have been or will be paid, (D) the Tax Returns referred to in clause (A) are not currently under examination and have not been examined by the IRS or the appropriate taxing authority, the PBV Group has not extended or waived the statute of limitations for any such Tax Returns and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the appropriate taxing authority in writing in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the PBV Group has extended or waived any statutes of limitation with respect to any Taxes of PBV. There are no Liens for Taxes upon the assets of PBV, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. No written claim has ever been made by any Governmental Authority in a jurisdiction where PBV does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(ii)         PBV has made available to FCB true and complete copies of the United States federal and state income Tax Returns filed by PBV for each of the three (3) most recent fiscal years for which such returns have been filed.

(iii)        PBV has no liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the PBV Financial Statements in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the PBV Financial Statements.

(iv)        PBV is not a party to any Tax allocation, Tax indemnity or Tax sharing agreement, is not and has not been a member of an affiliated group filing consolidated unitary or combined Tax Returns (other than a group the common parent of which is or was PBV) and, to the Knowledge of PBV, has no liability for Taxes of any Person (other than a member of the PBV Group) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or otherwise has any liability for the Taxes of any Person (other than a member of the PBV Group) as a transferee or successor, by contract or otherwise.

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(v)         No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to PBV and no such agreement or ruling has been applied for and is currently pending.

(vi)        PBV does not maintain any compensation or benefits plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m), 280G or 424 of the Code and the regulations issued thereunder (or any similar provision of state or local laws).

(vii)       (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that PBV is or was required by law to withhold, collect or deposit have been duly withheld, collected or deposited and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(viii)      PBV has not been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(ix)         FCBI will not on account of an action taken by PBV prior to the Effective Date be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Date as a result of (i) a change in method of accounting occurring prior to the Effective Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Effective Date, (iii) a prepaid amount received, or paid, prior to the Effective Date or (iv) deferred intercompany gains or losses, intercompany items or similar items arising prior to the Effective Date.

(x)          PBV has not engaged in any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(xi)         PBV does not have and has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and PBV has not engaged in a trade or business within, or derived any income from, any foreign country.

(q)          Risk Management Instruments.

(i)          PBV is not a party and has not agreed to enter into any Derivatives Contract.

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(ii)         “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one (1) or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any PBV Options.

(r)          Loans; Nonperforming and Classified Assets.

(i)          Each Loan on the books and records of PBV was made and has been serviced in all respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all respects by appropriate and sufficient documentation and, to the Knowledge of PBV, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(ii)         Set forth in Section 5.03(r)(ii) of PBV’s Disclosure Schedule, as to PBV as of January 31, 2012 are: (A) any written or, to PBV’s Knowledge, oral Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to PBV’s Knowledge, in default of any other material provision thereof; (B) each Loan that has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by PBV or an applicable Governmental Authority (it being understood that no representation is being made that the Commissioner or the FRB would agree with the loan classifications established by PBV); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent (5%) or greater shareholder of PBV, or to the best Knowledge of PBV, any Person controlling, controlled by or under common control with, any of the foregoing.

(s)          Properties. All real and personal property owned by PBV or presently used by it in its business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with past practices. Except as set forth in Section 5.03(s) of PBV’s Disclosure Schedule, PBV has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the balance sheet of PBV as of December 31, 2011, or acquired after such date, other than properties sold by PBV in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice and (iii) as reflected on the balance sheet of PBV as of December 31, 2011. All real and personal property that is used in PBV’s business and leased or licensed by PBV is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

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(t)          Intellectual Property. PBV owns or possesses valid and binding licenses and other rights to use without payment of any amount all patents, copyrights, trade secrets, trade names, service marks, trademarks and other intellectual property rights used in its businesses, free and clear of all Liens, and PBV has not received any notice of conflict or allegation of invalidity with respect thereto that asserts the intellectual property rights of others. To the Knowledge of PBV, the operation of the business of PBV does not infringe or violate the intellectual property of any third party. PBV has performed in all respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

(u)          Fiduciary Accounts. PBV has properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. PBV has not, nor to PBV’s Knowledge, has any of its directors, officers or employees, committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v)         Books and Records. The books and records of PBV have been fully, properly and accurately maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all respects all dealings and transactions in respect of the business, assets, liabilities and affairs of PBV.

(w)          Insurance. Set forth in Section 5.03(w) of PBV’s Disclosure Schedule is a list of all insurance policies or bonds currently maintained by PBV (“Insurance Policies”). PBV is insured with reputable insurers against such risks and in such amounts as the management of PBV reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, PBV is not in default thereunder, and all claims thereunder have been filed in due and timely fashion.

(x)          Allowance For Loan Losses. PBV’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with PBV’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by GAAP and is and shall be adequate under all such standards. PBV has complied with all orders, comments and directives provided to it by any Governmental Authorities relating to PBV’s allowance for loan losses since December 31, 2005.

(y)          Transactions With Affiliates. All “covered transactions” between PBV and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(z)          Required Vote; Antitakeover Provisions.

(i)          The affirmative vote of the holders of a majority of the outstanding shares of PBV Common Stock is necessary to approve this Agreement on behalf of PBV. No other vote of the shareholders of PBV is required by law, the PBV Articles, the PBV Bylaws or otherwise to approve this Agreement.

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(ii)         Based on the representation and warranty of FCBI and FCB contained in Section 5.04(m), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the VSCA or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the PBV Articles and PBV Bylaws), apply or will apply to this Agreement or the Transaction.

(aa)         Fairness Opinion. The PBV Board has received the opinion of Davenport & Company LLC to the effect that as of the date hereof the Merger Consideration is fair to the holders of PBV Common Stock from a financial point of view.

(bb)         Transactions in Securities. (i) All offers and sales of securities by PBV were at all relevant times exempt from the registration requirements of the Securities Act.

(ii)         Neither PBV, nor to PBV’s Knowledge, (a) any director or executive officer of PBV, (b) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any Person who has been knowingly provided material nonpublic information by any one (1) or more of these Persons, has purchased or sold or caused to be purchased or sold, any shares of PBV Common Stock or other securities issued by PBV, (i) during any period when PBV was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.

(cc)         Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04         Representations and Warranties of FCBI and FCB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed, FCBI and FCB hereby represent and warrant to PBV as follows:

(a)          Organization, Standing and Authority. FCBI is duly organized, validly existing and in good standing under the laws of the State of Nevada. FCBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. FCBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)          FCBI Capital Stock.

(i)          The authorized capital stock of FCBI consists solely of fifty million (50,000,000) shares of FCBI Common Stock, of which seventeen million eight hundred forty nine thousand three hundred seventy six (17,849,376) shares were issued and outstanding as of the close of business on February 24, 2012, and one million (1,000,000) shares of FCBI Preferred Stock, of which eighteen thousand nine hundred twenty one (18,921) shares were issued and outstanding as the close of business on February 24, 2012. The outstanding shares of FCBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of FCBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of FCBI, except for shares of FCBI Common Stock issuable pursuant to the FCBI Benefit Plans and by virtue of this Agreement.

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(ii)         The shares of FCBI Common Stock to be issued in exchange for shares of PBV Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)          FCB.

(i)          FCB has been duly organized and is validly existing in good standing under the laws of the Commonwealth of Virginia and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. FCB is duly licensed by the Commonwealth of Virginia and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law and FCB has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(ii)         (A) FCBI owns, directly or indirectly, all the issued and outstanding equity securities of FCB, (B) no equity securities of FCB are or may become required to be issued (other than to FCBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which FCB is or may be bound to sell or otherwise transfer any of its equity securities (other than to FCBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings or arrangements relating to FCBI’s right to vote or to dispose of such securities.

(d)          Corporate Power. Each of FCBI and FCB has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. FCBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause FCB to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and consummate the Merger, and FCB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and consummate the Merger, in each case, subject to the receipt of all necessary approvals of Governmental Authorities.

(e)          Corporate Authority. This Agreement, the Plan of Merger and the Transaction have been authorized by all necessary corporate action of FCBI, the FCBI Board, FCB and the board of directors of FCB, as applicable. This Agreement has been duly executed and delivered by FCBI and FCB and, assuming due authorization, execution and delivery by PBV, this Agreement is a valid and legally binding obligation of FCBI and FCB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

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(f)          Regulatory Approvals; No Defaults.

(i)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FCBI or any of its Subsidiaries in connection with the execution, delivery or performance by FCBI and FCB of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the Commissioner, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of PBV Common Stock and the issuance of FCBI Common Stock in the Merger, (C) the approval of the listing on NASDAQ of the FCBI Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia pursuant to the VSCA with respect to the Merger and the issuance of a certificate of merger in connection therewith. As of the date hereof, FCB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)         Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by FCBI and FCB and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of FCBI or of any of its Subsidiaries or to which FCBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of FCBI or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)          Financial Reports and Securities Documents; Material Adverse Effect.

(i)          FCBI’s Annual Report on Form 10-K for the year ended December 31, 2008 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2008 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, FCBI’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of FCBI and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and cash flows, as the case may be, of FCBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

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(ii)         Since September 30, 2011, (A) FCBI and FCB have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (b) FCBI and FCB have not taken or permitted any of the actions set forth in Section 4.02 hereof between September 30, 2011 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to FCBI.

(iii)        FCBI maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information relating to FCBI is made known on a timely basis to the individuals responsible for the preparation of FCBI’s Securities Documents.

(h)          Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against FCBI or its Subsidiaries and, to FCBI’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding. Neither FCBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions.

(i)          No Brokers. Except for an agreement with Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), no action has been taken by FCBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.

(j)          Tax Matters. As of the date hereof, to FCBI’s Knowledge, there are no conditions existing that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)          Regulatory Matters.

(i)          FCBI and its Subsidiaries have duly filed with the appropriate Governmental Authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of FCBI and its Subsidiaries by the appropriate Governmental Authorities, neither FCBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding that, to FCBI’s Knowledge, has not been now corrected or changed. To the Knowledge of FCBI, since its last regulatory examination of Community Reinvestment Act compliance, FCB has not received any complaints as to Community Reinvestment Act compliance.

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(ii)         Neither FCBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor since December 31, 2011, has FCBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. FCBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)        Neither FCBI nor any of its Subsidiaries has been advised by and, to the Knoweldge of FCBI, there are no facts that could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l)          Compliance With Laws. Each of FCBI and FCB:

(i)          is in compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of FCBI and FCB related to customer data, privacy and security;

(ii)         has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to FCBI's Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)        has received no notification or communication from any Governmental Authority (A) asserting that FCBI or FCB is not in compliance with any of the statutes, regulations or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to FCBI's Knowledge, do any grounds for any of the foregoing exist).

(m)          Allowance for Loan Losses. FCBI’s allowance for loan losses is, and shall be as of the Effective Time, in compliance with FCBI’s existing methodology for determining the adequacy of its allowance for loan losses, as well as the standards established by GAAP and is and shall be adequate under all such standards.

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(n)          Financial Ability.  On the Effective Date and through the date of payment of the Merger Consideration by FCBI, FCBI will have all funds necessary to consummate the Merger and pay the aggregate cash component of the Merger Consideration to holders of PBV Common Stock pursuant to Section 3.01 hereof.

(o)          Ownership of PBV Common Stock. None of FCBI or any of its Subsidiaries, or to FCBI’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of PBV Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(p)          Board Approval. The FCBI Board, at a meeting duly called and held, has by a vote of the directors present (who constituted all of the directors then in office) determined that this Agreement and the Transaction, including the Merger, taken together, are fair to and in the best interests of its shareholders and approved this Agreement. Approval by FCBI’s shareholders is not required for it to perform its obligations under this Agreement.

(q)          Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

Article VI

COVENANTS

6.01         Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of PBV and FCBI agrees to use its reasonable best efforts in good faith, and to cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02         Shareholder Approval.

(a)          PBV agrees to take, in accordance with applicable law and the PBV Articles and the PBV Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its shareholders to consider and vote upon the approval of this Agreement, the Plan of Merger and any other matters required to be approved by PBV’s shareholders for consummation of the Transaction (including any adjournment, the “PBV Meeting”). PBV reserves the right to adjourn or postpone the PBV Meeting, if necessary, in order to solicit additional proxies in the event that (a) there are not sufficient affirmative votes present at the PBV Meeting to approve this Agreement and the Plan of Merger or (b) a quorum is not present at the PBV Meeting. Except with the prior written consent of FCBI, no other matters shall be submitted for the approval of the PBV shareholders at the PBV Meeting. Subject to Section 6.02(b), the PBV Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by PBV’s shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to FCBI such recommendation or (y) take such other action or make any other public statement in connection with the PBV Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement and the Plan of Merger shall be submitted to the shareholders of PBV at the PBV Meeting for the purpose of approving the Agreement and any other matters required to be approved by PBV’s shareholders for consummation of the Transaction. In addition to the foregoing, PBV shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger while this Agreement is in effect.

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(b)          Notwithstanding the foregoing, PBV and the PBV Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i)          PBV shall have complied in all respects with Section 6.07;

(ii)         the PBV Board, after consulting with its outside counsel, shall have determined in good faith that failure to do so would result in a violation of its fiduciary duties under applicable law; and

(iii)        if the PBV Board intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the PBV Board shall have concluded in good faith, after giving effect to all of the adjustments that may be offered by FCBI pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) PBV shall notify FCBI at least five (5) Business Days in advance of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to FCBI a detailed summary of all material terms of such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, PBV shall, and shall cause its financial and legal advisors to, during the period following PBV’s delivery of the notice referred to in clause (B) above, negotiate with FCBI in good faith for a period of up to five (5) Business Days (to the extent FCBI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.03         Registration Statement.

(a)          FCBI agrees to prepare and file with the SEC a Registration Statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by FCBI with the SEC in connection with the issuance of FCBI Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of PBV and FCBI constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). PBV shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for such documents, and PBV, and its legal, financial and accounting advisors, shall have the right to review, comment upon and consult with FCBI and its counsel prior to the filing of such Registration Statement, and all supplements and amendments thereto, prior to its or their filing. PBV agrees to cooperate with FCBI and FCBI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement/Prospectus. Provided that PBV has cooperated as described above, FCBI agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement/Prospectus with the SEC as promptly as reasonably practicable. Each of PBV and FCBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FCBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

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(b)          Each of PBV and FCBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto shall, at the date(s) of mailing to PBV’s shareholders and at the time of the PBV Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of PBV and FCBI further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus, as applicable, to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement/Prospectus, as applicable.

(c)          FCBI agrees to advise PBV, promptly after FCBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FCBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FCBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or any request by the SEC or FRB for additional information.

(d)          After the Registration Statement is declared effective under the Securities Act, PBV shall promptly mail the Proxy Statement/Prospectus to its shareholders. The expense of printing and mailing such materials shall be shared equally by PBV and FCBI.

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6.04         Regulatory Filings.

(a)          Each of FCBI, FCB and PBV shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by FCBI as soon as reasonably practicable after the execution hereof. Each of FCBI and PBV shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

(b)          Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries to any third party or Governmental Authority.

6.05         Press Releases. PBV and FCBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the FRB or NASDAQ. PBV and FCBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06         Access; Information.

(a)          Both FCB and PBV agree that upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall afford the other party's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors (which each party shall use its reasonable best efforts to obtain from its independent auditors), systems, properties, personnel and advisors of each party and to such other information relating to such party as the other party may reasonably request and, during such period, each party shall furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state securities laws and federal or state banking, lending, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of the party as the other party may reasonably request.

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(b)          During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one (1) or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its financial condition, operations and business and matters relating to the completion of the Transaction. As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), each party will deliver to the other party its balance sheet and statements of operations, stockholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP. As soon as reasonably available, but in no event more than sixty (60) days after the end of each fiscal year, each party will deliver to the other party its balance sheet and statements of operations, stockholders’ equity and cash flows for such year prepared in accordance with GAAP. Within fifteen (15) days after the end of each month, each party will deliver to the other party a balance sheet and statement of operations, without related notes, for such month prepared in accordance with GAAP. In the case of FCBI and FCB, the financial statements required to be delivered by this Section 6.06(b) may be consolidated.

(c)          All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Confidentiality Agreement, executed and delivered by FCBI in July 2011 (the “Confidentiality Agreement”).

(d)          No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(e)          PBV shall allow a representative of FCBI to attend as an observer all PBV Board and PBV Board committee meetings (including, without limitation, loan committee meetings), except that no FCBI representative will be entitled to attend any meeting in which the PBV Board considers the Merger, an Acquisition Proposal or a Change in Recommendation. PBV shall give reasonable notice to FCBI of any such meeting and, if known, the agenda for or business to be discussed at such meeting. PBV shall also provide to FCBI all written agendas and meeting or written consent materials provided to the directors of PBV in connection with Board and committee meetings. All information obtained by FCBI at these meetings shall be treated in confidence as provided in this Section 6.06.

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6.07         Acquisition Proposals.

(a)          PBV agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal (as defined below), and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of PBV thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction, if necessary. From the date of this Agreement through the Effective Time, PBV shall not, and shall cause its directors, officers or employees or any Representative retained by it not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than FCBI or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the PBV Meeting, if the PBV Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the PBV Board’s fiduciary duties under applicable law, PBV may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a)(i) that the PBV Board determines in good faith constitutes a Superior Proposal (as defined below), subject to providing prior written notice of its decision to take such action to FCBI at least one (1) Business Day prior to such decision and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by PBV after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to FCBI, and (2) participate in discussions or negotiations regarding such a Superior Proposal.

(b)          For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes twenty five percent (25%) or more of the total revenues, net income, assets or deposits of PBV taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing twenty five percent (25%) or more of the voting power of PBV, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning twenty five percent (25%) or more of any class of Equity Securities of PBV or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PBV, other than the Transaction.

(c)          For purposes of this Agreement, the term “Superior Proposal” means an unsolicited Acquisition Proposal that was received and considered in compliance with this Section 6.07 and that would, if consummated, result in a transaction that is more favorable to PBV’s shareholders from a financial point of view than the Merger, as determined by the PBV Board in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation and the likelihood of consummation), and consulting with PBV’s financial advisor (which shall be a nationally recognized investment banking firm and which, the parties acknowledge and agree, includes Davenport and Company LLC) and outside counsel.

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(d)          In addition to the obligations of PBV set forth in Section 6.07(a), PBV shall within one (1) Business Day advise FCBI orally and in writing of its receipt of any Acquisition Proposal (or any inquiry that could reasonably lead to an Acquisition Proposal) and keep FCBI informed, on a current basis, of the continuing status thereof, including the terms and conditions thereof and any changes thereto, and shall contemporaneously provide to FCBI all materials provided to or made available to any third party pursuant to this Section 6.07 that were not previously provided to FCBI.

(e)          PBV agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of PBV shall be deemed a breach of this Section 6.07 by PBV.

6.08         Certain Policies. Prior to the Effective Date, PBV shall, consistent with GAAP and applicable banking laws and regulations, modify or change its Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of FCBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b).

6.09         NASDAQ Listing. FCBI agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ the shares of FCBI Common Stock to be issued in connection with the Merger.

6.10         Indemnification.

(a)          From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, FCBI (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of PBV determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of PBV or is or was serving at the request of PBV as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent that such Indemnified Parties would be entitled under the PBV Articles and the PBV Bylaws, as applicable, or any agreement, arrangement or understanding that is set forth in Section 6.10(a) of PBV’s Disclosure Schedule, in each case as in effect on the date hereof.

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(b)          Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel that is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one (1) firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)          FCBI shall maintain PBV’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by PBV’s existing policy, including FCBI’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three (3) years after the Effective Time; provided, however, that in no event shall FCBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an aggregate amount in excess of one hundred fifty percent (150%) of the premium paid by PBV as of the date hereof for such insurance (“Maximum Insurance Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, FCBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d)          If FCBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of FCBI shall assume the obligations set forth in this Section 6.10.

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6.11         Benefit Plans.

(a)          As soon as administratively practicable after the Effective Time, FCBI shall take all reasonable action so that employees of PBV shall be entitled to participate in each employee benefit plan, program or arrangement of FCBI of general applicability (the “FCBI Benefit Plans”) to the same extent as similarly-situated employees of FCBI and its Subsidiaries (it being understood that inclusion of the employees of PBV in the FCBI Benefit Plans may occur at different times with respect to different plans); provided that coverage shall be continued under the corresponding Benefit Plans of PBV (unless terminated prior to the Effective Date or Effective Time) until such employees are permitted to participate in the FCBI Benefit Plans; and provided, however, that nothing contained herein shall require FCBI or any of its Subsidiaries to make any grants to any former employee of PBV under any discretionary equity compensation plan of FCBI. FCBI shall, to the extent permitted by the terms of the relevant plan and applicable law, cause each FCBI Benefit Plan in which employees of PBV are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the FCBI Benefit Plans, the service of such employees with PBV to the same extent as such service was credited for such purpose by PBV; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

(b)          Nothing herein shall limit the ability of FCBI to request that PBV amend, freeze or terminate any of PBV’s Benefit Plans in accordance with their terms before the Merger, or to limit the ability of FCBI to amend, freeze or terminate any of PBV’s Benefit Plans in accordance with their terms after the Merger. Upon the request of FCBI, PBV shall use reasonable efforts to amend, freeze or terminate any of PBV’s Benefit Plans prior to the Effective Date or Effective Time, if FCBI determines that such action is necessary or appropriate to the transition of benefits for all employees after consummation of the Transaction.

(c)          Subject to Sections 6.11(b), (g) and (h), at and following the Effective Time, FCBI shall honor, and the Surviving Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of PBV and current and former directors of PBV existing as of the Effective Date, as well as all employment, severance, bonus, salary continuation, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of PBV to the extent that each of the foregoing is set forth in PBV’s Disclosure Schedule and has not been terminated. The severance or termination payments that are payable pursuant to such agreements, plans or policies of PBV (which have been quantified in reasonable detail) are set forth in Section 6.11(c) of PBV’s Disclosure Schedule.

(d)          At such time as employees of PBV become eligible to participate in a medical, dental or health plan of FCBI or its Subsidiaries, FCBI shall, to the extent permitted by the terms of the relevant plan and applicable law, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of FCBI, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

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(e)          Each of PBV, FCBI and FCB acknowledges and agrees that all provisions contained within this Section 6.11 with respect to employees are included for the sole benefit of PBV and FCBI and shall not create any right (i) in any other Person, including, Benefit Plans or any beneficiary thereof or (ii) to continued employment with PBV, FCBI, its Subsidiaries or any of their respective affiliates.

(f)          FCB shall enter into (i) an employment agreement with Marshall E. McCall, the form of which is attached as Annex C hereto, dated as of the date of this Agreement, with employment to be effective as of the Effective Time, and (ii) a consulting agreement with each of James H. Atkinson, Jr. and Quentin L. Corbett, the form of which is attached as Annex D hereto, dated as of the date of this Agreement, to be effective as of the Effective Time.

(g)          An employee of PBV (other than an employee who is a party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause following the Effective Time but on or before the date that is six months from the Effective Time shall be entitled to receive severance payments pursuant to PBV’s severance plan, as set forth in Section 5.03(m)(viii) of PBV’s Disclosure Schedule.

(h)          Simultaneously with the execution of this Agreement, FCBI, FCB, PBV and each of James H. Atkinson, Jr., Quentin L. Corbett and Vera H. Primm shall execute and deliver a Severance Agreement and Release in the form and substance reasonably satisfactory to the parties thereto, pursuant to which James H. Atkinson, Jr., Quentin L. Corbett and Vera H. Primm, as applicable, shall agree to terminate his or her existing employment with PBV on the terms set forth therein.

6.12         Notification of Certain Matters. Each of PBV and FCBI shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.13         Compliance with Law. Each of FCBI, FCB and PBV shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to employees conducting such businesses.

6.14         Antitakeover Statutes. Each of FCBI and PBV and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Plan of Merger and the Transaction.

6.15         FCB Advisory Board. FCB, in its sole discretion, may offer a seat on its Richmond Area Advisory Board to any director of PBV who is interested in serving and who does not join the FCB board of directors as contemplated in Section 2.01(d) after the Effective Time.

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Article VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Date of each of the following conditions:

(a)          Shareholder Approval. This Agreement and the Plan of Merger shall have been duly approved by the requisite vote of the holders of outstanding shares of PBV Common Stock.

(b)          Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements that the FCBI Board reasonably determines in good faith would materially reduce the benefits of the Transaction to such a degree that FCBI would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c)          No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

(d)          Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)          Listing. The shares of FCBI Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

7.02         Conditions to Obligation of PBV. The obligation of PBV to consummate the Merger is also subject to the fulfillment, or written waiver by PBV prior to the Effective Date, of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of FCBI and FCB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and PBV shall have received a certificate, dated the Effective Date, signed on behalf of FCBI by the Chief Executive Officer and the Chief Financial Officer of FCBI and FCB to such effect.

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(b)          Performance of Obligations of FCBI and FCB. FCBI and FCB shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and PBV shall have received a certificate, dated the Effective Date, and signed on behalf of FCBI by the Chief Executive Officer and the Chief Financial Officer of FCBI to such effect.

(c)          Tax Opinion. PBV shall have received the written opinion of LeClairRyan in form and substance reasonably satisfactory to PBV, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of PBV and others, reasonably satisfactory in form and substance to such counsel.

(d)          No Material Adverse Effect. No Material Adverse Effect with respect to FCBI and FCB shall have occurred.

(e)          Other Actions. FCBI and FCB shall have furnished PBV with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as PBV may reasonably request

7.03         Conditions to Obligations of FCBI and FCB. The obligation of FCBI and FCB to consummate the Merger is also subject to the fulfillment, or written waiver by FCBI prior to the Effective Date, of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of PBV set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date; provided, however, that the representations and warranties in Section 5.03(r)(ii) shall speak of the last day of the month immediately preceding the Effective Date), and FCBI shall have received a certificate, dated the Effective Date, signed on behalf of PBV by the Chief Executive Officer and the Chief Financial Officer of PBV to such effect.

(b)          Performance of Obligations of PBV. PBV shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and FCBI shall have received a certificate, dated the Effective Date, signed on behalf of PBV by the Chief Executive Officer and the Chief Financial Officer of PBV to such effect.

(c)          Dissenting Shares. Dissenting Shares shall not represent twenty percent (20%) or more of the outstanding shares of PBV Common Stock unless waived in the sole discretion of FCBI.

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(d)          Non-Performing Loans, Non-Performing Assets, and Charge-offs. (i) As of the month-end prior to the Closing Date, PBV shall not have non-performing loans (consisting of non-accrual loans and loans delinquent ninety (90) days or more but still accruing interest) and troubled debt restructurings, but excluding that loan set forth on Section 7.03(d) of PBV’s Disclosure Schedule, in each case, determined in accordance with GAAP, which in the aggregate equal or exceed three and seven tenths percent (3.70%) of PBV’s total loans outstanding in the aggregate, (ii) as of the month-end prior to the Closing Date, PBV shall not have non-performing assets (consisting of non-accrual loans, loans delinquent ninety (90) days or more but still accruing interest and other real estate owned) and troubled debt restructurings, but excluding that loan set forth on Section 7.03(d) of PBV’s Disclosure Schedule, in each case, determined in accordance with GAAP, which in the aggregate equal or exceed two and sixty five one hundredths percent (2.65%) of PBV’s total assets in the aggregate, and (iii) as of any monthly, quarterly or annual period commencing as of the date of this Agreement and ending as of the Closing Date, PBV shall not have net charge-offs (i.e., charge-offs that are net of recoveries), determined in accordance with GAAP, which equal or exceed on an annualized basis three fifths percent (0.60%) of PBV’s total loans outstanding in the aggregate; provided that reserves or charge-offs that are requested to be made by FCBI pursuant to Section 6.08 hereof shall not be included in determining PBV’s compliance with this Section 7.03(d).

(e)          Minimum Total Stockholders’ Equity. As of the month-end prior to the Closing Date, PBV shall not have total stockholders’ equity (as adjusted pursuant to the following sentence) of less than Thirty Nine Million Dollars and 00/100 Dollars ($39,000,000.00). PBV’s total stockholders’ equity shall be calculated for the purposes of this Section 7.03(e) in accordance with GAAP applied in a manner consistent with the PBV Financial Statements as of and for the year ended December 31, 2011; provided, however, that for purposes of this Section 7.03(e), PBV’s net income or loss for the period beginning on January 1, 2012 and ending as of the month-end prior to the Closing Date shall exclude the effect of (i) any reserves or charge-offs that are requested to be made by FCBI pursuant to Section 6.08 hereof; (ii) any expenses or other costs incurred by PBV that are associated with or result directly from the Transaction, including, but not limited to: (A) the reasonable fees and expenses incurred by PBV to pay Davenport & Company, LLC’s fee, (B) the reasonable fees and expenses incurred by PBV to pay its counsel and accountants in connection with the Transaction, (C) the printing, mailing and proxy solicitation costs incurred in connection with the PBV Meeting, and (D) the payments set forth in Section 5.03(m)(viii) of PBV’s Disclosure Schedule that James H. Atkinson, Jr., Quentin L. Corbett and Vera H. Primm are eligible to receive; and (iii) any special or emergency assessments levied by the FDIC. Accordingly, and for the avoidance of doubt, the calculation of total stockholders’ equity for purposes of this Section 7.03(e) shall be adjusted to add back the items described in clauses (i), (ii) and (iii) above.

(f)          No Material Adverse Effect. No Material Adverse Effect with respect to PBV shall have occurred.

(g)          Tax Opinion. FCBI shall have received the written opinion of Bowles Rice McDavid Graff & Love LLP, in form and substance reasonably satisfactory to FCBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of FCBI and others, reasonably satisfactory in form and substance to such counsel.

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(h)          Other Actions. PBV shall have furnished FCBI and FCB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as FCBI may reasonably request.

Article VIII

TERMINATION

8.01         Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)          Mutual Consent. By the mutual consent in writing of FCBI, FCB and PBV.

(b)          Breach; Failure of Conditions.

(i)          Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by FCBI and FCB or PBV, as applicable, in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party or parties of such breach and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(ii)         Provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, by FCBI and FCB or PBV, as applicable, if the conditions set forth in Section 7.02 or Section 7.03, as applicable, (A) have not been satisfied by FCBI and FCB or PBV, as applicable, within five (5) Business Days of the satisfaction of the last condition set forth in Section 7.01 that is required to be satisfied (and cannot be, or have not been cured by FCBI and FCB or PBV, as applicable, within thirty (30) days after the giving of written notice of such failure) and (B) have not been waived by FCBI and FCB or PBV, as applicable.

(c)          Delay. By FCBI and FCB or PBV, in the event that the Merger is not consummated by December 31, 2012, except to the extent that the failure of the Merger then to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Shareholders (if PBV is the party seeking to terminate) to perform or observe his or her covenants and agreements under the relevant Shareholder Agreement.

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(d)          No Regulatory Approval. By FCBI and FCB or PBV in the event that the approval of any Governmental Authority required for consummation of the Merger and the Transaction shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)          No PBV Shareholder Approval. By either FCBI and FCB or PBV, if any approval of the shareholders of PBV contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the PBV Meeting or at any adjournment thereof.

(f)           PBV’s Failure to Recommend; Etc. By FCBI and FCB if (i) PBV shall have materially breached the provisions of Section 6.07 in any respect adverse to FCBI, (ii) the PBV Board shall have failed to make its recommendation referred to in Section 6.02(a), withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of FCBI, or (iii) PBV shall have materially breached its obligations under Section 6.02(a) by failing to call, give notice of, convene and hold the PBV Meeting in accordance with Section 6.02(a).

(g)          Certain Tender or Exchange Offers. By FCBI and FCB if a tender offer or exchange offer for 20% or more of the outstanding shares of PBV Common Stock is commenced (other than by FCBI or a Subsidiary thereof), and the PBV Board recommends that the shareholders of PBV tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h)          Decline in FCBI Common Stock Price. By PBV if the PBV Board so determines by a vote of the majority of the members of the entire PBV Board, at any time during the five (5)-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “FCBI Ratio”) shall be less than eighty one-hundredths (0.80); and

(ii) (x) the FCBI Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting twenty one-hundredths (0.20) from the quotient in this clause (ii)(y) (such number in this clause (ii)(y) being referred to herein as the “Index Ratio”);

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Subject, however, to the following three (3) sentences. If PBV elects to exercise its termination right pursuant to this Section 8.01(h), it shall give written notice to FCBI (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five (5)-day period). During the five (5)-day period commencing with its receipt of such notice, FCBI shall have the option to increase the consideration to be received by the holder of PBV Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth (1/1000)) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth (1/1000)) obtained by dividing (A) the product of the Starting Price, eighty one-hundredths (0.80) and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth (1/1000)) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the FCBI Ratio. If FCBI so elects within such five (5)-day period, it shall give prompt written notice to PBV of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 8.01(h), the following terms shall have the meanings indicated:

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price on such date of the Index Group.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of FCBI Common Stock on the NASDAQ (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

8.02         Effect of Termination and Abandonment.

(a)          In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither FCBI nor PBV shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b)          The parties hereto agree that PBV shall pay FCBI the sum of Two Million Two Hundred Thousand and 00/100 Dollars ($2,200,000.00) (the “Termination Fee”) if this Agreement is terminated as follows:

(i)          if this Agreement is terminated by FCBI pursuant to Section 8.01(f) or 8.01(g), PBV shall pay the entire Termination Fee to FCBI on the second Business Day following the termination of this Agreement; or

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(ii)         if this Agreement is terminated by (A) FCBI pursuant to Section 8.01(b)(i), (B) either FCBI or PBV pursuant to Section 8.01(c) and at the time of such termination no vote of the PBV shareholders contemplated by this Agreement at the PBV Meeting shall have occurred or (C) by either FCBI or PBV pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of PBV or the PBV Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of PBV contemplated by this Agreement at the PBV Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination PBV enters into an agreement with respect to an Acquisition Proposal, then PBV shall pay to FCBI the Termination Fee on the date of execution of such agreement (regardless of whether such Acquisition Proposal is consummated before or after the termination of this Agreement), and (2) if an Acquisition Proposal is consummated otherwise than pursuant to an agreement with PBV within fifteen (15) months after the termination of this Agreement, then PBV shall pay to FCBI the Termination Fee on the date of such when such Acquisition Proposal is consummated.

(c)          PBV and FCBI agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement FCBI would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by PBV. If PBV fails to pay FCBI the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), PBV shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by FCBI in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided FCBI prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Article IX

MISCELLANEOUS

9.01         Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c) and 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

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9.02         Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the PBV Meeting no amendment shall be made that by law requires further approval by the shareholders of PBV without obtaining such approval.

9.03         Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to constitute an original.

9.04         Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such State.

9.05         Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing and mailing the Proxy Statement/Prospectus and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between FCBI and PBV, and provided further that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06         Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, by facsimile (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to PBV to:

Peoples Bank of Virginia

2702 North Parham Road

Richmond, Virginia 23294

Attention: James H. Atkinson, Jr.

  Chief Executive Officer

Fax: (804)-270-7275

With a copy to:

LeClairRyan, a Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: George P. Whitley, Esq.

Fax: (804) 783-7628

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If to FCBI or FCB to:

First Community Bancshares, Inc. /First Community Bank
PO Box 989, 29 College Drive
Bluefield, Virginia 24605
Attention: John M. Mendez
                 President and Chief Executive Officer
Fax: (304) 323-6300

With a copy to:

Bowles Rice McDavid Graff & Love LLP

PO Box 1386
Charleston, West Virginia 25325-1386

Attention: Sandra M. Murphy
Fax: (304) 343-3058

 9.07         Entire Understanding; No Third Party Beneficiaries. This Agreement, the Shareholder Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Shareholder Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce FCBI’s obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08         Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on PBV, FCBI or FCB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09         Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

55

9.10         Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of, Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11         Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST COMMUNITY BANCSHARES, INC.

By:
Name:	John M. Mendez
Title:	President and Chief Executive Officer

FIRST COMMUNITY BANK

By:
Name:	Robert L. Buzzo
Title:	President

PEOPLES BANK OF VIRGINIA

By:
Name:	James H. Atkinson, Jr.
Title:	Chief Executive Officer

ANNEX A

PLAN OF MERGER

BETWEEN

PEOPLES BANK OF VIRGINIA

AND

FIRST COMMUNITY BANK

PURSUANT TO THIS PLAN OF MERGER (this “Plan of Merger”), Peoples Bank of Virginia, a Virginia corporation (“PBV”), shall merge with and into First Community Bank (“FCB”), a Virginia corporation and wholly-owned subsidiary of First Community Bancshares Inc., a Nevada corporation (“FCBI”).

ARTICLE 1

TERMS OF THE MERGER

1.01        The Merger. Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of March 1, 2012, among FCBI, FCB and PBV (the “Agreement”), at the Effective Time (as defined below), PBV shall be merged with and into FCB (the “Merger”) in accordance with the provisions of the Virginia Stock Corporation Act (the “VSCA”), and with the effects set forth in Section 13.1-721 of the VSCA. The separate corporate existence of PBV thereupon shall cease, and FCB shall be the surviving corporation in the Merger (the “Surviving Bank”). The Merger shall become effective on such date and time as may be determined in accordance with Section 2.02 of the Agreement (the “Effective Time”).

1.02        Name. The name of the Surviving Bank shall be “First Community Bank.” The main office of the Surviving Bank shall be the main office of FCB immediately prior to the Effective Time.

1.03        Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Bank immediately after the Merger shall be the Articles of Incorporation, as amended, of FCB (the “FCB Articles”) and the Bylaws, as amended, of FCB (the “FCB Bylaws”) as in effect immediately prior to the Merger.

1.04        Directors and Executive Officers. The directors of FCB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the FCB Articles and FCB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. Immediately prior to the Effective Time, FCB shall take all action necessary to appoint one (1) individual who was a director of PBV on the date hereof and who is chosen by FCB after consultation with PBV to the board of directors of the Surviving Bank, to be effective as soon as reasonably practicable following the Effective Time and continue for not less than three (3) years. The officers of FCB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the FCB Articles and the FCB Bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer.

1.05        Authorized Capital Stock. Each share of FCB common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding. At the Effective Time, each share of PBV common stock, with a $5.00 par value per share (“PBV Common Stock”) issued and outstanding prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled, and each certificate previously representing shares of PBV Common Stock (a “Certificate”) shall (except for Dissenting Shares (as defined below)) thereafter represent only the right to receive the Per Share Merger Consideration (as defined below) in accordance with Article 2 of this Plan of Merger.

1.06        Effect of the Merger. At the Effective Time, the Merger will have the effect set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of PBV shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of PBV shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank and each Certificate previously representing shares of PBV Common Stock shall (except for Dissenting Shares) thereafter represent only the right to receive the Per Share Merger Consideration in accordance with Article 2 of this Plan of Merger.

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.01        Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of PBV Common Stock:

(a)          FCB Common Stock. Each share of common stock of FCB, par value of $1.00 per share (“FCB Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)          PBV Common Stock. Each share of PBV Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall be converted into, and shall be canceled in exchange for, solely the right to receive one and seven one hundredths (1.07) shares of the common stock (the “FCBI Common Stock”), $1.00 par value per share, of FCBI (the “Exchange Ratio”) and a cash sum of Six and 08/100 Dollars ($6.08) (collectively, the “Per Share Merger Consideration”).

(c)          Certificates. Each Certificate (except for a Certificate representing Dissenting Shares) shall cease to represent any rights except the right to receive with respect to each underlying share of PBV Common Stock (i) a book entry representing the whole shares of FCBI Common Stock into which the shares of PBV Common Stock represented by the Certificate have been converted pursuant to this Section 2.01 upon the surrender of such Certificate in accordance with Section 2.02, (ii) in accordance with Section 2.04, cash in lieu of fractional shares, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.02(b).

2.02        Exchange Procedures.

(a)          FCBI Deliveries. At the Effective Time, for the benefit of the holders of Certificates, FCBI shall deliver to an exchange agent designated by FCBI (the “Exchange Agent”), (i) a statement of the number of book-entry shares of FCBI Common Stock issuable and in exchange for Certificates representing outstanding shares of PBV Common Stock and (ii) the aggregate amount of the cash portion of the Merger Consideration (as defined in the Agreement) to be delivered to holders of PBV Common Stock and the amount of cash to be delivered in lieu of any fractional shares pursuant to Section 2.04.

(b)          Exchange Agent Deliveries. Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of a book-entry representing the number of whole shares of FCBI Common Stock converted from PBV Common Stock pursuant to the Exchange Ratio; an amount of cash equal to Six and 08/100 Dollars ($6.08) per share of PBV Common Stock held; and the amount required to be paid in exchange for any fractional shares of FCBI Common Stock to which a holder would otherwise be entitled for the PBV Common Stock previously represented by such Certificate or Certificates. Certificates surrendered shall have been converted pursuant to this Plan of Merger and any other distribution theretofore paid with respect to FCBI Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate, which prior to the Effective Time represented PBV Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein, shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of book-entry shares of FCBI Common Stock into which such PBV Common Stock shall have been converted, as well as the right to receive the corresponding cash portion of the Per Share Merger Consideration. No dividends that have been declared will be remitted to any person entitled to receive shares of FCBI Common Stock until such Person surrenders the Certificate or Certificates representing PBV Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(c)          Lost or Destroyed Certificates; Recordation of FCBI Common Stock in New Names. The Exchange Agent and FCBI, as the case may be, shall not be obligated to make a book-entry representing shares of FCBI Common Stock to which a holder of PBV Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of PBV Common Stock for exchange as provided in this Section 2.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by FCBI. If any book-entries evidencing shares of FCBI Common Stock are to be made in a name other than that in which the Certificate evidencing PBV Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of a book-entry for shares of FCBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)          Unclaimed Merger Consideration. Any portion of the shares of FCBI Common Stock and cash delivered to the Exchange Agent by FCBI pursuant to Section 2.02(b) that remains unclaimed by the shareholders of PBV for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to FCBI. Any shareholders of PBV who have not theretofore complied with Section 2.02(b) shall thereafter look only to FCBI for the consideration deliverable in respect of each share of PBV Common Stock such shareholder holds as determined pursuant to this Plan of Merger without any interest thereon. If outstanding Certificates for shares of PBV Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FCBI Common Stock and cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of FCBI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Plan of Merger shall be liable to any holder of stock represented by any Certificate for any consideration paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws. FCBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of PBV to establish the identity of those persons entitled to receive the consideration specified in this Plan of Merger, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, FCBI and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

2.03        Rights as Shareholders; Stock Transfers. At the Effective Time, holders of PBV Common Stock shall cease to be, and shall have no rights as, shareholders of PBV other than to receive the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of PBV or the Surviving Bank of shares of PBV Common Stock.

2.04        No Fractional Shares. Notwithstanding any other provision of this Plan of Merger, neither certificates nor scrip for fractional shares of FCBI Common Stock shall be issued in the Merger. Each holder of PBV Common Stock who otherwise would have been entitled to a fraction of a share of FCBI Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by Thirteen and 25/100 Dollars ($13.25), rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.05        Dissenting Shares. Each outstanding share of PBV Common Stock the holder of which has perfected his, her or its appraisal rights under the VSCA and has not effectively withdrawn or lost such rights as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Per Share Merger Consideration, and the holder thereof shall be entitled only to the right to receive the fair value of such outstanding share in cash as set forth in the VSCA. PBV shall give FCBI prompt notice upon receipt by PBV of any such written demands for payment of the fair value of such shares of PBV Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the VSCA. Any payments made in respect of Dissenting Shares shall be made by FCBI. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost his, her or its appraisal rights under the VSCA, the Dissenting Shares held by such holder shall be converted into a right to receive the Per Share Merger Consideration in accordance with the applicable provisions of this Plan of Merger.

2.06        PBV Options. At the Effective Time, each option to acquire PBV Common Stock (each, a “PBV Option”) that is then outstanding and unexercised shall cease to represent a right to acquire shares of PBV Common Stock and shall be exchanged for a cash amount equal to the number of shares of PBV Common Stock subject to such PBV Option immediately prior to the Effective Time multiplied by the difference of Twenty and 26/100 Dollars ($20.26) (the “Option Ratio”) and the per share exercise price, subject to any adjustment contemplated by Section 8.01(h) of the Agreement. Notwithstanding anything in the preceding sentence, each PBV Option which is an “incentive stock option” shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the PBV Option within the meaning of Section 424(h) of the Code. FCBI and PBV agree to take all necessary steps to the effect the foregoing provisions of this Section 2.06.

2.07        Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of FCBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, reorganization, stock split, reverse stock split, split-up, combination, exchange of shares or readjustment, or similar transaction with respect to FCBI Common Stock, or a stock dividend thereon shall be declared with a record date or ex dividend or distribution date within such period, the Exchange Ratio shall be adjusted accordingly.

2.08        Withholding Rights. FCBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Plan of Merger to any holder of shares of PBV Common Stock such amounts as FCBI is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Plan of Merger as having been paid to the holder of PBV Common Stock in respect of which such deduction and withholding was made by FCBI.

ANNEX B

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (the “Agreement”), dated as of __________, 2012, among __________________, a shareholder (“Shareholder”) of Peoples Bank of Virginia, a Virginia-chartered commercial bank (“PBV”), First Community Bancshares, Inc., a Nevada corporation (“FCBI”), First Community Bank (“FCB”), a Virginia-chartered commercial bank and, solely for purposes of the last sentence of Section 8, PBV. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, FCBI, FCB and PBV are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which PBV will merge with and into FCB on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of PBV Common Stock will be converted into the right to receive shares of FCBI Common Stock and cash in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of PBV Common Stock identified on Exhibit I hereto (such shares, together with all shares of PBV Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce FCBI and FCB to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of PBV and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.            Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of PBV, or in connection with any written consent of the shareholders of PBV, Shareholder shall:

(a)          appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)          vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered), covering all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder and as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement; (y) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of PBV contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

2.            Transfer of Shares.

(a)          Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber (except for pledges or encumbrances existing as of the date of this Agreement), distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement.

(b)          Transfer of Voting Rights. Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy (other than a proxy solicited by PBV to vote the Shares in favor of the approval of the Merger Agreement) or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.            Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with FCBI and FCB as follows:

(a)          Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)          Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)          Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)          Ownership. Shareholder’s Shares are, and through the term of this Agreement will be, owned beneficially and of record solely by Shareholder except as otherwise disclosed on Exhibit I hereto. Shareholder has good and marketable title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of PBV Common Stock owned beneficially or of record by Shareholder. Except as otherwise disclosed on Exhibit I hereto, Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities that may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)          Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)          Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.            No Solicitation. Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to PBV, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of PBV Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b) of this Agreement, other than to recommend that shareholders of PBV vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than FCBI and FCB with respect to any possible Acquisition Proposal (as defined in the Merger Agreement) and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the PBV Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.            Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify FCBI and FCB promptly (and in any event within two Business Days) in writing of the number of any additional shares of PBV Common Stock or other securities of PBV of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were PBV.

6.            Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to FCBI and FCB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, FCBI and FCB will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that FCBI and FCB may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with FCBI’s and FCB’s seeking or obtaining such equitable relief.

7.            Term of Agreement; Termination.

(a)          The term of this Agreement shall commence on the date hereof.

(b)          This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

8.            Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs PBV to instruct its transfer agent to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7. PBV agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the PBV Common Stock.

9.            Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.           Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to FCBI and FCB to:

First Community Bancshares, Inc.

First Community Bank

PO Box 989, 29 College Drive

Bluefield, Virginia 24605

Attention:	John M. Mendez, President

and Chief Executive Officer

Fax: (304) 323-6300

With a copy to:

Bowles Rice McDavid Graff & Love LLP

PO Box 1386

Charleston, West Virginia 25325-1386

Attention: Sandra M. Murphy

Fax: 304-343-3058

If to PBV to:

Peoples Bank of Virginia.

2702 North Parham Road

Richmond, Virginia 23294

Attention:	James H. Atkinson, Jr.

Chief Executive Officer

Fax: (804)-270-7275

With a copy to:

LeClairRyan, a Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: George P. Whitley, Esq.

Fax: (804) 783-7628

11.          Miscellaneous.

(a)          Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)          Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of PBV, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of PBV or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of PBV.

(c)          Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one (1) and the same instrument.

(d)          Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(i)          This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any action, suit, proceeding or investigation in any court or before any Governmental Authority (“Litigation”), arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)         Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at his, her or its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

(iii)        Each of the parties hereto expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the Commonwealth of Virginia; provided that consent by the parties to jurisdiction and service contained in this Section 11(e) is solely for the purpose referred to in this Section 11(e) and shall not be deemed to be a general submission to such courts or in the Commonwealth of Virginia other than for such purpose.

(f)          Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.         Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

FIRST COMMUNITY BANCSHARES, INC.

By:
Name:	John M. Mendez
Title:	President and Chief Executive Officer

PEOPLES BANK OF VIRGINIA

By:
Name:	James H. Atkinson, Jr.
Title:	Chief Executive Officer

SHAREHOLDER

(Signature)

Name of Shareholder:

If an entity, the name and title
of the individual
signing this Agreement:

EXHIBIT I

Peoples Bank of Virginia

Director and Executive Officer Stock Ownership as of January 31, 2012

Name	Sole Ownership	Joint Ownership		Custodial and Trust Ownership	Options

James H. Atkinson, Jr.	15,402	9,750	(1)	—	75,000

Paul R. Carnes	35,426	68,181	(2)	8,672	—

Quentin L. Corbett	19,152	—		—	73,916

A. Brian Cowardin	27,909	—		41,000	—

George P. Emerson, Jr.	10,499	—		—	—

Michael W. Harris	20,409	682	(1)	675	—

William R. Harris	171,400	—		—	—

Robert V. Katherman	32,334	—		—	—

Teri C. Pruitt	20,594	68,181	(2)	23,073	—

William H. Pruitt	30,000	—		—	—

J. Kenneth Timmons, Jr.	13,249	—		—	—

Marshall E. McCall (3)	—	1,125	(1)	—	30,000

Vera H. Primm (3)	—	—		—	30,000

___________________________

(1) Held jointly with spouse.

(2) Held in a family-controlled entity with other family members.

(3) Does not serve as a Director.

ANNEX C

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated March 1, 2012, to be effective as of the Effective Time (as defined below), by and between MARSHALL E. MCCALL, a resident of Virginia (“Executive”), and FIRST COMMUNITY BANK, a Virginia corporation (“FCB” or the “Bank”).

WITNESSETH

WHEREAS, Peoples Bank of Virginia, a Virginia-chartered commercial bank (“PBV”), has agreed to merge with and into FCB (the “Merger”) pursuant to the Agreement and Plan of Reorganization, dated March 1, 2012, by and among the Bank, First Community Bancshares, Inc. (“FCBI”) and PBV (the “Merger Agreement”), and the Merger will be effective upon the date and time shown in the articles of merger relating to the Merger that are required to be filed with the Virginia State Corporation Commission (the “Effective Time”);

WHEREAS, Executive is currently an employee of PBV and, following the Merger, Executive will serve as an employee of FCB;

WHEREAS, FCB and Executive desire to formalize the terms of employment of Executive following the Merger by entering into this Agreement;

WHEREAS, this Agreement shall replace and supersede that certain Change in Control Employment Agreement dated January 1, 2006 and that certain First Amendment to Change in Control Employment Agreement dated December 31, 2008; and

WHEREAS, this Agreement shall become effective immediately upon the closing of the Merger.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein set forth, Executive and the Bank do agree to terms of employment as follows:

1.            Employment and Term. The Bank hereby hires Executive, and Executive hereby agrees to continue to serve as Senior Vice President and City Executive, or in such other position(s) as executive management of FCB shall from time to time assign to Executive, with such duties as normally associated with these positions. Executive shall also serve in such additional offices for the subsidiaries and affiliates of the Bank as its Board of Directors may specify. The term of this Agreement shall be for a period of two (2) years effective immediately upon the Effective Time, and the employment of Executive by Bank hereunder shall begin at the Effective Time.

2.            Compensation and Benefits.

(a)          Base Salary. Executive’s base salary shall not be less than One Hundred Sixty Eight Thousand and 00/100 Dollars ($168,000.00) (the “Base Salary”), subject to adjustment on each anniversary date of this Agreement. The base salary shall be paid biweekly during the term hereof, and if applicable, during the severance pay period, less all customary withholding.

(b)          Incentive Compensation. Executive shall be awarded incentive compensation, if any, in an amount determined appropriate by the Bank and shall be eligible to participate in any incentive plan otherwise available to the position of Senior Vice-President and City Executive; provided, however, that such incentive compensation shall not encourage Executive to take unnecessary and excessive risks that threaten the value of the Bank. In addition, as provided in the Emergency Economic Stabilization Act §111(b)(2)(B), incentive compensation paid to Executive shall be subject to recovery or “clawback” by the Bank if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Any incentive compensation made pursuant to this Section 2(b) shall be made within seventy-five (75) days after the previous year end for which the incentive compensation was earned by Executive.

(c)          Restricted Stock Award. In consideration of Executive’s election to forego certain other compensation and as inducement to remain employed and achieve certain performance objectives, Executive shall be entitled to shares of First Community Bancshares, Inc. Common Stock, as more fully set forth in that certain Stock Award Agreement, dated as of the effective date of the Merger.

(d)          Vacation. Executive shall be entitled to vacation of four (4) weeks per year during the term of this Agreement. In the event that Executive does not use all four (4) weeks each year, the same rules that apply to all other employees should be followed.

(e)          Benefits. Executive shall be entitled to participate, on the same basis as other employees, in all employee welfare, health, disability, retirement and/or pension benefit plans that the Bank establishes and makes available.

3.           Change in Control Event. Notwithstanding any other provision of this Section 3 or this Agreement, this Section 3 shall only be in effect for a period of two (2) years from the Effective Time, and regardless of whether or not any party to this Agreement extends or renews this Agreement for any period or periods under Section 12 of this Agreement or otherwise, this Section 3 shall expire, and be of no further force or effect, and no payment shall be due or payable hereunder for any reason, upon the date that is two (2) years after the Effective Time. If a Change in Control Event (as defined below) occurs within two (2) years after the Effective time and Executive is terminated by the Bank upon or after such Change in Control Event, other than for Cause, by death or by the Bank after Disability, as set forth in Section 4 below, provided that such termination of Executive also occurs within two (2) years after the Effective Time, then Executive shall be entitled to the following compensation: (1) salary accrued in favor of Executive through the date of the Change in Control Event (or through the date of Executive’s termination, if such termination is after the date of the Change in Control Event); and (2) a severance benefit of 2.99 times Executive’s base salary at the time of the Change in Control Event. If any compensation is due Executive pursuant to this Section, such compensation shall be paid to Executive within forty five (45) days following the date of Executive’s termination; provided that, in any event, Executive is not permitted, directly or indirectly, to designate the taxable year of any payment. Further, Executive (and his eligible dependents) shall be entitled to continue to participate in the Bank’s health insurance plans as permitted by COBRA, at Executive’s sole expense.

“Change in Control Event” means the occurrence of any one or more of the following:

(a)          The acquisition of more than fifty percent (50%) of the then outstanding shares of common stock of FCBI by any person or persons acting as a group, (during a 12-month period ending on the date of the most recent acquisition by such person or persons acting as a group,) except as the result of any acquisition of shares by FCBI.

(b)          Individuals who constitute the board of directors of FCBI (the “Board”) are replaced as directors during any 12-month period by individuals whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment.

(c)          The consummation of a transaction or transactions resulting in any one person, or more than one person acting as a group, acquiring (during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from FCBI that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of FCBI immediately before such acquisition or acquisitions unless such asset sale or sales result in a “transfer to a related party,” as defined in regulations and guidance issued under Internal Revenue Code Section 409A.

4.           Termination for Cause. The Bank may terminate the employment of Executive prior to the expiration of the term or any renewals, upon Executive’s death, upon the Bank’s determination that he suffers from a permanent disability, or for Cause as set forth in this Section, and in such event, this Section 4 shall apply and control, and no payment shall be made under Sections 3 or 5 of this Agreement, notwithstanding any provisions of such Section.

(a)          Death. Executive’s employment shall terminate automatically upon his death. Upon his death, the Bank shall pay Executive’s estate his base salary through the end of the month in which his death occurs. Executive’s estate and heirs will be entitled to apply for and receive whatever plan benefits might be in place at the time of his death. Further, Executive’s eligible dependents shall have the right to continue their health insurance coverage as permitted by COBRA.

(b)          Permanent Disability. If, as a result of Executive’s incapacity due to an accident or physical or mental illness, Executive is substantially unable to perform his duties for six (6) consecutive months, or for an aggregate of two hundred (200) days during any period of twelve (12) consecutive months, and remains incapable of performing such duties at the end of such six (6) or twelve (12) month period, then the Bank shall have the right to terminate Executive’s employment for “permanent disability” before the end of the applicable term. Executive’s right to continued compensation and benefits shall end on the date set for termination, subject to Executive’s right to apply for and receive, if deemed qualified, those benefits that may be provided to participants in any disability plans and policies sponsored by the Bank. Further, Executive (and his eligible dependents) shall be entitled to continue to participate in the Bank’s health insurance plans as permitted by COBRA or as permitted by applicable Bank plan provisions, at Executive’s expense.

(c)          “Termination for Cause” shall mean the termination of Executive’s employment prior to the expiration of the term or any renewal term by the Bank as a result of a finding by the Board of Cause. If the Bank terminates Executive’s employment for Cause, then Executive’s right to receive any further compensation or benefits from the Bank shall cease immediately as of the date of termination.

(d)          “Cause” shall mean any of the following: (i) Executive has knowingly and intentionally engaged in an act or omission, or series of actions, deemed by the Bank to be fraudulent or unlawful; (ii) any knowing and material breach of this Agreement by Executive; (iii) any knowing and material violation by Executive of corporate policies and procedures that result in damage to the business or reputation of the Bank or its subsidiaries’ business, including, without limitation, policies prohibiting discrimination, harassment and/or retaliation; (iv) Executive engaging in a criminal act involving the property or persons associated with the Bank (other than a minor traffic offense) or involving behavior determined by the Board to be substantially detrimental to the Bank’s best interests; (v) excessive absenteeism by Executive without proper authorization; (vi) Executive’s intentional failure to follow the directions of Executive’s supervisor or a continued failure to perform assigned duties, which is not cured within twenty-one (21) days after written notice thereof is given to Executive; or (vii) Executive is grossly neglectful of duties resulting in a substantial injury to the Bank that is not cured within twenty-one (21) days after written notice thereof is given to Executive.

5.          Termination Without Cause; Transfer of Executive. In the event that the Bank (i) terminates Executive’s employment for any reason other than as set forth in Sections 3 and 4, (ii) gives notice of non-renewal under Section 12, and Executive separates from service either upon expiration of this Agreement, or by resignation of Executive or termination by the Bank after such notice of non-renewal is given by the Bank under Section 12, (and no payment shall be made under this Section 5 unless Executive separates from service) or (iii) transfers Executive beyond a thirty (30) mile radius of his current work location in Richmond, Virginia and Executive resigns in writing within ninety (90) days after such transfer, then the Bank shall pay Executive severance in the form of a lump sum payment in an amount equal to his total base compensation that would have been payable, if Executive had not separated from service, for (a) the greater of (1) the remainder of the initial term of this Agreement under Section 1 or (2) one year, if such separation from service of Executive shall occur during such initial term, or (b) for one year, if such separation from service shall occur during any one-year renewal term under Section 12, as the case may be. If any compensation is due Executive pursuant to this Section, such compensation shall be paid to Executive within forty five (45) days following the date of Executive’s termination and separation from service, all provided that, in any event, Executive is not permitted, directly or indirectly, to designate the taxable year of any payment. Notwithstanding any of the foregoing, no payment shall be due under this Section 5 if any payment is due to Executive upon his separation from service under Section 3 or 4 of this Agreement. Further, Executive (and his eligible dependents) shall be entitled to continue to participate in the Bank’s health insurance plans as permitted by COBRA, at Executive’s expense.

6.          Voluntary Termination by Executive. In the event that Executive terminates his employment of his own volition prior to the expiration of the term of this Agreement and any renewals thereof, other than by resignation after notice of nonrenewal is given by Bank or by resignation within ninety (90) days after Bank relocates Executive beyond a thirty (30) mile radius of his current work location in Richmond, Virginia, as described in Section 5, then Executive shall be limited to the same rights and benefits as provided in connection with a Termination for Cause under Section 4 above.

7.          Tax Issues. To the extent that any amount of pay or benefits provided to Executive under this Agreement would cause Executive to be subject to an excise tax under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and after taking into consideration all other amounts payable to Executive under other plans, programs, policies and arrangements, then the amount of pay and benefits provided under this Agreement and all other plans, programs, policies and arrangements shall be reduced to the extent necessary to avoid imposition of any such excise tax. Payments and benefits under this Agreement shall be reduced first. Payments and benefits shall be reduced in the following order of priority (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining payments.

8.          Loyalty Obligations. Executive agrees that the following obligations (“Loyalty Obligations”) shall apply in consideration of Executive’s employment by or continued employment with the Bank:

(a)          Confidential Information.

(i)          Bank Information. At all times during the term of Executive’s employment and thereafter, Executive shall hold in strictest confidence, and not use (except for the benefit of the Bank and to fulfill Executive’s employment obligations) or disclose to any person, business or other entity, without authorization of the Board of Directors of the Bank, any Confidential Information of the Bank or its subsidiary and affiliated entities (jointly and severally, “Related Entities”). “Confidential Information” means any proprietary information, technical or financial data, trade secrets or know-how regarding the Bank and/or Related Entities or their internal operations and plans that is treated as confidential by the Bank and/or Related Entities that is not generally known by persons not employed by the Bank, and that is not otherwise available to the public by lawful and proper means. Confidential Information includes, but is not limited to, strategic plans and forecasts; product or service plans or research; products, services and customer lists; marketing research, plans and/or forecasts; compilations and databases of business or marketing information that are developed by or for the Bank; budget and/or financial information; customer contact, account and mailing information; pricing, costs or profitability analysis; sales and marketing techniques and programs; incentive compensation plans; account information (including loan terms, expiration or renewal dates, fee schedules and commissions); software, access codes, passwords, databases and source codes; inventions; processes, formulas, designs, drawings or engineering information; hardware configuration, and all other financial or other business information or systems of the Bank and the Related Entities, as well as information regarding the employees of the Bank and the Related Entities.

(ii)         Third Party Information. Executive recognizes that the Bank and Related Entities have received and in the future will receive information from third parties that the third party considers to be confidential or proprietary information and that is, or may be, subject to a duty on the part of the Bank (or Related Entities) not to disclose to others and to restrict its use only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information from third parties in the strictest confidence and not to disclose it to any person, firm or the Bank or to use it except as necessary in carrying out Executive’s work for the Bank consistent with the obligations of the Bank or Related Entities to such third party.

(iii)        Legal Requirements. Nothing in this Section shall be construed to interfere with, restrict or allow any retaliation against Executive’s obligation or right to make disclosures, reports or complaints as authorized, permitted or required by federal or state law, including, without limitation, pursuant to the provisions of the Sarbanes-Oxley Act.

(b)          Conflicting Employment. During the term of Executive’s employment with the Bank, Executive shall not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Bank or Related Entities are now involved or become involved during the term of Executive’s employment. Further, Executive shall not engage in any other activities that conflict with the business of the Bank or Related Entities or that materially interferes with his ability to devote the time necessary to fulfill Executive’s obligations to the Bank.

(c)          Returning Property. At the time when his employment with the Bank ends, Executive shall return to the Bank (and will not keep copies in Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, computer files, records or disks, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive or others pursuant to or during Executive’s employment with the Bank or otherwise belonging to the Bank or Related Entities and their respective successors or assigns.

(d)          Notification of New Employer. In the event that Executive leaves the employ of the Bank and begins employment elsewhere, Executive agrees the Bank may send notice to Executive’s new employer (whether Executive is employed as an employee, consultant, independent contractor, director, partner, officer, advisor, employee or manager) informing the new employer about Executive’s obligations under this Agreement.

(e)          Non-Solicitation Restriction. The intent of this restriction is to prevent Executive during employment and for the (a) the greater of (1) the remainder of the initial term of this Agreement under Section 1 or (2) one year, if Executive’s employment with the Bank shall end during such initial term, or (b) for one year, if Executive’s employment with the Bank shall end during any one-year renewal term under Section 12, as the case may be, immediately after the employment with the Bank ends (“Restricted Period”) from competing with the Bank (which for purposes of this Section shall include all Related Entities) by trading on or disrupting business relationships that the Bank has with individuals and business entities that have accounts with the Bank or use or are actively considering using the Bank’s products or services.

(i)          Executive shall refrain during the Restricted Period from engaging in any of the following activities, whether he does them by or for himself alone, or as an officer, director, stockholder, partner, member, investor, employee, consultant or agent for or on behalf of any other person or legal entity:

(1)         Disrupt the Bank’s business relationship with a Customer (defined below) by directly or indirectly requesting, suggesting, encouraging or advising a Customer to withdraw, curtail, limit, cancel, terminate or not renew all or any portion of the Customer’s business with the Bank.

(2)         Solicit the business of a Customer by communicating directly with any Customer (regardless of who initiates the communication and in what form it occurs) when as part of the communication Executive discusses or offers a Competitive Service or Product (as defined below).

(3)         Solicit the business of a Prospect (defined below) by communicating directly with a Prospect (regardless of who initiates the communication and in what form it occurs) when as part of the communication Executive discusses or offers a Competitive Service or Product with the intent to divert the Prospect’s business away from the Bank.

(ii)         As used in this Section, the following terms shall have these meanings:

(1)         “Competitive Service or Product” means those services or products that are (A) offered by a financial services company, an insurance company or agency, a financial consulting or services company or a banking or lending entity that is unaffiliated with the Bank and (B) the same as or the functional equivalent of those services or products that are offered by the Bank when Executive’s employment ends or that have been approved by the Bank to be offered within ninety (90) days of Executive’s last day of employment with the Bank.

(2)         “Customer” means a business entity or individual that has an account with, loan from, an investment with or a deposit with the Bank or that has received or used other financial, insurance or investment products or services from the Bank, or its affiliates, at any time within the twelve (12) months immediately prior to the termination of Executive’s employment with the Bank; provided that Executive either had contact with the business entity or individual during employment with the Bank or had supervisory responsibility for those employees of the Bank who had direct responsibility for servicing the Customer.

(3)         “Prospect” means a business entity or individual who has not previously done business with the Bank, or its affiliates, but who had one or more communications with Executive within the six (6) months immediately before the end of employment with the Bank where the business entity or individual applied for a loan, inquired about establishing an account or making an investment or otherwise had discussions with Executive about utilizing or obtaining service(s) and/or product(s) offered by the Bank.

9.          Non-Compete Restriction.

(a)          Competitive Employment Restriction. At all times during employment with the Bank and for (a) the greater of (1) the remainder of the initial term of this Agreement under Section 1 or (2) one year, if Executive’s employment with the Bank shall end during such initial term, or (b) for one year, if Executive’s employment with the Bank shall end during any one-year renewal term under Section 12, as the case may be, immediately after Executive’s employment with the Bank ends, Executive shall not accept employment with, work for or provide services on behalf of any Competing Financial Services Organization (defined below) if (i) the position to be held or the services to be performed by Executive is the same or the functional equivalent to the position held and/or the services performed by Executive on behalf of the Bank during Executive’s last twelve (12) months of employment with the Bank, or (ii) Executive is providing consulting services related to the design, development or marketing of services or products that are intended to be directly competitive with offerings by the Bank (or its Related Entities), and Executive is reporting to or working with the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or the Board of Directors (or one of the Committees of the Board of Directors) of the Competing Financial Services Organization.

(b)          Anti-Piracy Restriction. At all times during employment with the Bank and for (a) the greater of (1) the remainder of the initial term of this Agreement under Section 1 or (2) one year, if Executive’s employment with the Bank shall end during such initial term, or (b) for one year, if Executive’s employment with the Bank shall end during any one-year renewal term under Section 12, as the case may be, immediately after Executive’s employment ends, Executive shall refrain from taking any action to induce, solicit or encourage a Key Employee of the Bank, or its affiliates, to quit employment with the Bank with the intent, hope or purpose of having the Key Employee join a Competing Financial Services Organization (defined below) in a similar capacity, if that competitive organization has customer service facilities located within a twenty five (25) mile radius of any of the Bank’s facilities. As used in this Section, “Key Employee” means anyone who holds a position of Vice President or higher with the Bank or any of its subsidiaries.

(c)          Definition. As used in Section, “Competing Financial Services Organization” means an entity engaged in the commercial, retail or mortgage banking or lending business; any entity providing insurance products and services; and any entity providing investment and/or wealth management products and services if such services and products are the same as or competitive with the services and products offered by the Bank (or one of its Related Entities) immediately prior to the date when Executive’s employment ends or were approved to be offered by the Bank within ninety (90) days of Executive’s last day of employment with the Bank. This restrictive covenant applies only if the Competing Financial Services Organization operates, or is seeking to open one or more branch facilities within a fifty (50) mile radius of the Bank’s headquarters or within a twenty five (25) mile radius of any other facility operated by the Bank (or one of its Related Entities) where commercial, retail or mortgage banking or lending, insurance, or investment or wealth management services and products are offered to the public.

10.         Enforcement. Executive acknowledges that the restrictive covenants set forth above in Sections 8 and 9 are reasonable and necessary in order to protect the legitimate business interests of the Bank and that a violation of one or more of those covenants would result in irreparable injury to the Bank. In the event of a breach or a threatened breach of this Agreement, in addition to all other remedies (legal or equitable), the Bank shall be entitled to specific performance of these provisions and the issuance of a restraining order and/or injunction prohibiting Executive from violating one or more of these Loyalty Obligations. If litigation is filed that relates to or arises under this Section, then either party shall be entitled to recover his or its attorneys’ fees, costs and expenses incurred in connection with the litigation (including all appeals), as well as such party’s pre-litigation efforts to prevent a breach, to enforce the Agreement or to seek redress for a breach, but only if such party is the prevailing party in any such litigation. Nothing contained herein shall be construed as limiting or prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. Should an injunction be issued, Executive waives the right to require that the court require a bond to be posted in excess of One Thousand and 00/100 Dollars ($1,000.00).

11.         Compliance with Code Section 409A.

(a)          General. It is intended that this Agreement comply with the provisions of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (“Section 409A”) so as to not subject Executive to the payment of additional interest and taxes under Section 409A. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that Section 409A would result in Executive being subject to the payment of additional income taxes or interest under Section 409A, the parties agree to amend the Agreement to avoid the application of such taxes and interest.

(b)          Delayed Payments. Notwithstanding any provision in this Agreement to the contrary, as needed to comply with Section 409A, if Executive is a “specified employee” (within the meaning of Section 409A), payments due under Section 4 above shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following Executive’s separation from service (as defined in Treasury Reg. §1.409A-1(h)) shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh month following Executive’s separation from service (or, if earlier, the date of Executive’s death).

(c)          Treatment as Separation Pay. This Section shall not apply to the extent that such payments can be considered to be separation pay that is not part of a deferred compensation arrangement under Section 409A. If permitted by Section 409A, cash payments to Executive pursuant to Section 5 shall be considered first to come from separation pay.

(d)          Cooperation. Bank and Executive shall promptly deliver to each other copies of any written communications and summaries of any verbal communications with any taxing authority regarding any excise tax. In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to any excise tax, Executive shall permit the Bank to control issues related to such excise tax (at its sole expense) provided that such issues do not potentially materially adversely affect Executive. In the event that issues are inter-related, Executive and the Bank shall in good faith cooperate so as not to jeopardize the resolution of either issue. In the event of any conference with any taxing authority relating to any excise tax or other associated income taxes, Executive shall permit a representative of the Bank to accompany Executive, and Executive and his representative shall cooperate with the Bank and its representative. To the extent that there are any accounting charges incurred during Executive’s lifetime, the Bank shall pay all such expenses incurred by Executive. With respect to any reimbursement of expenses or in-kind benefits provided hereunder or under any provision of this Agreement, if any, (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (ii) the reimbursement of an eligible expense is made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(e)          Definitions to Comply with Section 409A. In addition, this Agreement is intended to comply with Section 409A and accordingly, (i) the terms “termination,” “terminate this Agreement” or “termination of employment” or any similar terms shall mean and be interpreted and construed in a manner consistent with the definition of “separation from service” under Section 409A, which are incorporated herein by reference as if set forth in full, and (ii) only if necessary to prevent any payment hereunder from being an impermissible acceleration or delay of a payment, or otherwise being an impermissible payment under Section 409A, the following additional requirements shall apply before an event shall be a Change in Control Event under this Agreement, in addition to the requirements for a Change in Control Event as set forth in Section 3 of this Agreement: such event shall also meet the definition, with respect to (A) the Bank or any Related Entity for whom Executive is performing services at the time of the Change in Control Event, (B) the Bank or any Related Entity that is liable for the payment to Executive hereunder (or all corporations liable for the payment if more than one corporation is liable), but only if either the deferred compensation is attributable to the performance of service by Executive for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of federal income tax, or (C) a corporation that is a majority shareholder of a corporation identified in paragraph (A) or (B) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (A) or (B) of this section.

12.         Renewals. This Agreement shall be automatically renewed for successive additional one-year periods on January 1 in each year hereafter beginning in 2014, in the absence of non-renewal by either party given in writing to the other party no later than September 15 of the preceding year.

13.         Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Bank and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

14.         Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Bank hereunder to Executive shall be subject to the withholding of such amounts relating to taxes as the Bank may reasonably determine it should withhold pursuant to any applicable law or regulation.

15.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or subsection of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, then such invalidity, illegality or unenforceability cannot be reformed by the court to cause it to be enforceable, and in such circumstances, the offending provision shall be stricken from this Agreement and the remainder of this Agreement shall be construed and enforced as if the invalid, illegal or unenforceable provision had never been contained herein.

16.         Forum Selection. The parties agree that the exclusive jurisdiction for any lawsuit related to or arising under this Agreement shall be in the Circuit Court for Tazewell County, Virginia or the United States District Court for the Western District of Virginia. Executive waives any objection to jurisdiction and venue that Executive otherwise may have to this venue for any such lawsuit.

17.         Applicable Law. This Agreement shall be construed and applied in accordance with the laws of the Commonwealth of Virginia, with the exception of its conflict of law provisions.

18.         Survival. Subject to any limits on applicability contained therein, the provisions contained in Sections 7, 8, 9, 10, 11, 14, 15, 16, 17, 18 and 19 hereof shall survive and continue in full force in accordance with their terms notwithstanding any termination or nonrenewal of this Agreement. Likewise, in the event that the Bank is obligated to make payments to Executive under Section 4, and Executive dies before all such payments are made, then the Bank shall make the balance of those payments to Executive’s estate. For the avoidance of doubt, if this Agreement is not renewed in accordance with Section 12, then the obligations set forth in Sections 8(e) and 9 shall begin to run as of the last day of the then applicable term.

19.         Successors and Assigns.

(a)          This Agreement shall bind and inure to the benefit of and be enforceable by the Bank and its successors or assigns. In the event that a transaction is contemplated that will, upon consummation, result in a Change of Control Event, then in connection with the closing of such transaction, the Bank shall require as a condition of approval of the transaction that the surviving or successor entity execute an agreement, in a form and substance acceptable to Executive, to expressly assume and agree to honor and perform this Agreement as if the Bank were still bound.

(b)          This Agreement shall inure to the benefit and be enforceable by Executive, his personal and legal representatives, his executors, administrators, heirs, successors and assigns. Notwithstanding the foregoing, Executive may not assign any rights or delegate any obligations hereunder without the prior written consent of the Board.

20.         Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

(a)	Notice to Executive:
Marshall E. McCall
10207 Acworth Ct.

Glen Allen, VA 23060

(b)	Notice to Bank:
First Community Bank

Attn: John M. Mendez

Chief Executive Officer

P.O. Box 989, 29 College Drive
Bluefield, VA 24605

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

21.         Entire Agreement. This Agreement contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes any and all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including any previous employment, severance and/or non-competition agreement.

22.         Document Review. The Bank and Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly. EMPLOYEE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY LEGAL COUNSEL TO COMPANY AND THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM SUCH COUNSEL.

WITNESS the following signatures:

FIRST COMMUNITY BANK

By:
John M. Mendez, Chief Executive Officer

Marshall E. McCall

ANNEX D

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into this 1st day of March, 2012, to be effective as of the Effective Time (as defined below), by and between [•], a resident of the Commonwealth of Virginia (“[•]”) and FIRST COMMUNITY BANK, a Virginia-chartered commercial bank (“FCB”).

RECITALS

WHEREAS, pursuant to that Amended Employment Agreement, effective May 1, 2002, between [•] and People’s Bank of Virginia (“PBV”), as amended by that Change in Control Employment Agreement, dated January 1 2006, that First Amendment to Change in Control Employment Agreement, dated December 31, 2008, and that Amended and Restated Change in Control Employment Agreement, dated November 21, 2011, all of which govern the relationship between the parties (collectively, the “Employment Agreements”), [•] has previously served as the Chief Executive Officer of PBV;

WHEREAS, PBV has agreed to merge with and into FCB (the “Merger”) pursuant to the Agreement and Plan of Reorganization, dated March 1, 2012, by and among the Bank, First Community Bancshares, Inc. and PBV (the “Merger Agreement”), and the Merger will be effective upon the date and time shown in the articles of merger relating to the Merger that are required to be filed with the Virginia State Corporation Commission (the “Effective Time”);

WHEREAS, [•] will separate from service as an employee of PVB as of the Effective Time as set forth in that certain Severance Agreement and Release by and between FCBI, FCB and PVB (the “Severance Agreement and Release”); and

WHEREAS, FCB desires to to contract with [•] as a consultant for FCB; and

WHEREAS, [•] desires to perform valuable services as an independent contractor and consultant on behalf of FCB.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the parties agree as follows:

1.          Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)          “Affiliate” of any person or entity means any stockholder, person, or entity controlling, controlled by, or under common control with such person or entity, or any director, officer or key executive of such entity or any of their respective relatives. For purposes of this definition, “control”, when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

(b)          “Competing Business” shall mean any business that is similar to the type of business then being conducted by FCB or any of its Affiliates with respect to which [•] is involved with or has access to Confidential and Proprietary Information.

(c)          “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of FCB or any Affiliate or any of FCB’s or any such Affiliate’s trade secrets; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of [•], the knowledge of which gives or may give FCB or any Affiliate an advantage over any person not possessing such information. For purposes hereof, the term “Confidential and Proprietary Information” shall not include any information or material (i) that is known to the general public other than [•]’s breach of this Agreement or (ii) was disclosed to [•] by a person whom he did not reasonably believe was bound to a confidentiality or similar agreement with FCB.

(d)          “Date of Termination” of this Agreement shall mean the date on which [•] is terminated or the term of this Agreement shall expire.

1.          Effective Date. The term of this Agreement shall commence on the Effective Time and expire on the third anniversary of the Effective Time, unless sooner terminated pursuant to Section 6 below, with no further action or notice by either party.

3.          Consulting Compensation. FCB desires to contract with [•] as a consultant for a period of thirty-six (36) months (the “Consulting Period”). As compensation for the services set forth in Section 4 below, [•] will be paid at a monthly rate of Seven Thousand Eighty-Three and 33/100 Dollars ($7,083.33) beginning on July 1, 2012 and at regular monthly payroll intervals coinciding with FCB’s regular payroll dates.

4.          Consulting Duties and Responsibilities. During the Consulting Period, [•] agrees to render the following services as described below to FCB (the “Consulting Services”) in good faith, and on the terms and conditions set forth in this Agreement. Consulting Services include the following:

(a)          Consult with FCB’s management team, as needed, and to provide support to FCB on employee and customer retention, as requested.

(b)          During the Consulting Period there is no requirement that [•] report to the office every workday during the term of this Agreement. His support shall include, but not be limited to, attending customer meetings and other business development/customer relationship events, participating in phone consultations with customers and FCB staff to support continued service relationships and accounts and providing such other assistance and support as may be requested from time to time. In performing these services, [•] shall report to FCB’s Board of Directors and to John M. Mendez, FCB’s Chief Executive Officer.

(c)          At the time this Agreement expires, or at such earlier time if requested by FCB, [•] shall return to FCB (and will not keep copies in his possession, recreate or deliver to anyone else) any and all devices, records, data, computer files, disks, notes, reports, proposals, lists, correspondence, Confidential and Proprietary Information, work product or copies thereof, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by [•] or others pursuant to or during such time as [•] renders Consulting Services to FCB or otherwise belonging to FCB and its respective successors or assigns. [•] agrees to continue to keep secret all such preceding information and not to disclose or use such preceding information to the detriment of FCB or for the benefit of himself or others.

(d)          To speak positively of FCB in conversations with customers, clients and prospects considering whether or not to do business with FCB and to encourage current and prospective customers to continue to conduct business with FCB.

(e)          To refrain from making any negative, libelous or slanderous statements in regard to officers, directors or employees of FCB.

5.          Independent Contractor.         Both FCB and [•] agree that [•] will act as an independent contractor in the performance of his duties during the Consulting Period. As such, [•] will not be eligible for any benefits provided by FCB to its employees. [•] shall be responsible for payment of all taxes arising out of his activities in accordance with this Agreement, including, by way of illustration, but not limited to, federal and state income taxes, social security taxes, unemployment insurance taxes, and any other taxes or business license fees as required. Moreover, [•] agrees to be responsible at his own expense for all necessary insurance coverage for himself and his dependants. Finally, [•] shall comply at his own expense with all federal, state and local laws. [•] shall not represent directly or indirectly that he is an agent or legal representative of FCB, nor shall [•] incur any liabilities or obligations of any kind in the name of or on behalf of FCB other than those specifically made or approved as part of this Agreement.

6.          Termination. In the event that the Merger does not occur for any reason, this Agreement will automatically become null and void and neither party shall be required to perform any duties or obligations set forth herein. Absent the foregoing, FCB may only terminate this Agreement prior to the expiration date set forth herein on the following grounds: (i) [•] becomes unable to perform because he becomes totally disabled or dies; or (ii) [•], directly, or others at his direction or encouragement, engage in acts that give FCB Good Cause (as defined below). “Good Cause” for termination shall only exist if (i) [•] knowingly refuses to perform the requested services after receiving a written request from Mr. Mendez or FCB’s Board of Directors that gives [•] ten (10) days to perform the requested services; (ii) [•], or others at his direction or encouragement, engages in act(s) or fails to act in a way that, in the opinion of the FCB Board of Directors, either constitutes a material violation of law, an act of fraud, misrepresentation, theft, conversion of property, or a material violation of a FCB policy, rule, guideline or procedure such as discrimination, harassment, or unauthorized disclosure or use of Confidential and Proprietary Information, or unethical conduct; or (iii) [•] otherwise violates a material term of this Agreement.

7.          Non-Competition and Non-Solicitation

(a)          In consideration of the foregoing, [•] covenants and agrees during the term of this Agreement, that he shall not manage, advise, operate, control, participate, acquire an ownership interest in or provide services to a Competing Business. This covenant not to compete is limited as follows: (1) it shall not prohibit [•] from acquiring up to a 5% ownership in a publicly traded company which is a Competing Business; and (2) it shall only apply to a Competing Business if the Competing Business operates a facility or maintains a business location within twenty-five (25) miles of any location where FCB or one of its Affiliates is engaged in a similar business. This covenant shall apply regardless of the capacity in which [•] provides services (e.g., employee, consultant, officer, director) to a Competing Business, regardless of the manner in which [•]’s ownership of a Competing Business is held (e.g., shareholder, partner, member, etc.) and regardless of whether [•] provides services to a Competing Business directly, or does so indirectly by having others who are subject to his direction, control or supervision provide such services.

(b)          [•] agrees that during the term of this Agreement, he shall not, directly or indirectly, divert or attempt to divert from FCB the business of any customer of FCB.

(c)          [•] agrees that during the term of this Agreement, [•] shall not, directly or indirectly, approach or solicit any employee of FCB with a desire or intent to hire such employee to work for or provide services to a Competing Business or in an effort to persuade such employee to leave the employment of FCB to work for a Competing Business.

(d)          [•] acknowledges that as a result of providing consulting services to FCB, [•] has held and will continue to hold a position of the highest trust in which he comes to know FCB’s employees, its customers and its Confidential and Proprietary Information. [•] agrees that the provisions of this Section 7 are necessary to protect FCB’s legitimate business interests. [•] warrants that these provisions will not unreasonably interfere with his ability to earn a living or to pursue his occupation after the Date of Termination for any reason. (e) The parties to this Agreement agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide FCB with any broader, further or other remedy or protection than those provided herein.

(f)          Because the breach of any of the provisions of this Section 7 will result in immediate and irreparable injury to FCB for which FCB will not have an adequate remedy at law, FCB shall be entitled, in addition to all other rights and remedies, to seek a decree of specific performance of the restrictive covenants contained in this Section 7 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

8.          Cooperation in Legal Proceedings.         After the Date of Termination, [•] agrees to reasonably cooperate with FCB and any of its Affiliates in the defense or prosecution of any claims or actions that may be brought against or on behalf of FCB or its Affiliates, which relate to events or occurrences that transpired while [•] was providing services to FCB. [•]’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of FCB or any of its Affiliates. [•] also agrees to reasonably cooperate with FCB and any of its Affiliates in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to any acts or omissions that transpired while [•] was providing services to FCB. [•] understands that in any legal action, investigation, or review covered by this Section 8 that FCB expects [•] to provide only accurate and truthful information or testimony. FCB will pay expenses necessarily and reasonably incurred by [•] in complying with this Section.

9.          Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by [•] and such officer or officers as may be specifically designated by the Board of Directors of FCB to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

10.         Governing Law and Forum Selection. [•] and FCB agree that this Agreement was entered according to and shall be governed by the laws of the Commonwealth of Virginia. The parties hereby irrevocably submit to personal jurisdiction of the state and federal courts having jurisdiction over Bluefield, Virginia as being the exclusive forums for resolving any and all disputes that may arise between the parties in the future. [•] further waives any right he may have to demand a trial by jury in such action.

11.          Severability. It is understood and agreed by the parties hereto that if any part, term or provision of this Agreement is held by a court to be unlawful, invalid, unenforceable or in conflict with any law of the state where made or enforced, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

12.          Nature of Obligations. Nothing contained herein shall create or require FCB to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that [•] acquires a right to receive benefits from FCB hereunder, such right shall be no greater than the right of any unsecured general creditor of FCB.

13.          Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

15.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.         Entire Agreement. This Agreement and the Severance Agreement and Release Agreement represent the entire agreement and understanding between FCB and [•] with respect to the matters agreed to herein.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed this same day.

FIRST COMMUNITY BANK

By:
Its:

[•]

Schedule I

List of Deposit Taking Offices of the Surviving Bank

Name	Location

Athens	Athens, WV
Beckley (Citizens Drive)	Beckley, WV
Bluewell	Bluefield, WV
Brookshire	Beckley, WV
Buckhannon	Buckhannon, WV
Clintwood	Clintwood, VA
Cornelius	Cornelius, NC
Cowen	Cowen, WV
Craigsville	Craigsville, WV
Daniels	Daniels, WV
Elkin	Elkin, NC
Emporia (South Main)	Emporia, VA
Emporia (West Atlantic)	Emporia, VA
Federal Street	Bluefield, WV
Fort Chiswell	Max Meadows, VA
Hays	Hays, NC
Hinton	Hinton, WV
Huntersville	Huntersville, NC
Innsbrook	Glen Allen, VA
Johnson City (Boones Creek)	Johnson City, TN
Johnson City (Sunset Drive)	Johnson City, TN
Jonestown	Winston-Salem, NC
Knollwood	Winston-Salem, NC
Lindside	Lindside, WV
Man	Man, WV
Mechanicsville	Mechanicsville, VA
Mercer Mall	Bluefield, WV
Mooresville	Mooresville, NC
Mullens	Mullens, WV
Oceana	Oceana, WV
Oliver's Crossing	Winston-Salem, NC
Pineville	Pineville, WV
Piney Flats	Piney Flats, TN
Pound	Pound, VA
Princeton Crossing	Princeton, WV
Richlands	Richlands, VA
Richmond (Midlothian)	Richmond, VA
Richmond (Parham)	Richmond, VA
Richmond (Meadowbrook)	Richmond, VA
Richmond (Courthouse)	Richmond, VA

List of Disclosure Schedules

to the

Agreement and Plan of Reorganization

dated March 1, 2012

among

First Community Bancshares, Inc., First Community Bank

and Peoples Bank of Virginia

PBV Disclosure Schedule

Schedule 4.01(b)	Forebearances of PBV; Capital Stock
Schedule 4.01(d)	Forebearances of PBV; Compensation; Employment Agreements, Etc.
Schedule 4.01(e)	Forebearances of PBV; Hiring
Schedule 4.01(f)	Forebearances of PBV; Benefit Plans
Schedule 4.01(g)	Forebearances of PBV; Dispositions
Schedule 4.01(i)	Forebearances of PBV; Capital Expenditures
Schedule 5.03(b)	PBV Capital Stock
Schedule 5.03(k)(i)	Material Contracts
Schedule 5.03(k)(ii)	Loans to Insiders
Schedule 5.03(m)(i)	Employee Benefit Plans
Schedule 5.03(m)(v)	Plan Benefits After Termination of Employment
Schedule 5.03(m)(vi)	Impact of Transaction on Benefit Plans
Schedule 5.03(m)(viii)	Change in Control Benefits
Schedule 5.03(o)	Environmental Matters
Schedule 5.03(r)(ii)	Loans; Nonperforming and Classified Assets
Schedule 5.03(s)	Properties
Schedule 5.03(w)	Insurance
Schedule 6.10(a)	Indemnification
Schedule 6.11(c)	Benefit Plan Payments
Schedule 6.11(g)	Severance Plans
Schedule 7.03(d)	Excluded Loan